Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

METROPOLITAN TRUCKING, INC.,

METROPOLITAN FREIGHT MANAGEMENT, INC.,

KIWI LEASING, LLC,

HOYA LEASING, LLC,

(collectively, the “Sellers”)

and

MET EXPRESS, INC.,

COSTAR EQUIPMENT, INC.

(collectively, the “Buyer”)

And certain other parties for the limited purposes described herein.

Dated as of June 14, 2022

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is executed and delivered as of June 14, 2022, by and among Met Express, Inc., an Ohio corporation, and Costar Equipment, Inc., an Ohio corporation (collectively the “Buyer”), and (i) Metropolitan Trucking, Inc., a New Jersey corporation (“MTRK”), (ii) Metropolitan Freight Management, Inc., a New Jersey corporation (“Freight”), (iii) Kiwi Leasing, LLC, a Pennsylvania limited liability company (“Kiwi”), and (iv) Hoya Leasing, LLC, a Pennsylvania limited liability company (“Hoya”) (i through iv, each a “Seller,” and collectively, the “Sellers”). Mangino Holding Corp., a New Jersey corporation (“Mangino”), is made a party for the limited purposes of (i) making the representations and warranties contained herein and (ii) agreeing to the covenants and the indemnification obligations set forth herein. Capitalized terms used herein have the meanings set forth in Article 7 below or elsewhere in this Agreement.

WHEREAS, Mangino owns all of the issued and outstanding (i) shares of the capital stock of MTRK and Freight and (ii) membership interests of Kiwi;

WHEREAS, Buyer desires to purchase from the Sellers and Sellers desire to sell to Buyer substantially all of the assets and certain specified liabilities of the Sellers subject to the terms and conditions in this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

Article 1

PURCHASE AND SALE

1.01 Purchase and Sale. Subject to the terms and conditions in this Agreement, at the Closing, Buyer shall purchase and acquire from the Sellers, and the Sellers shall sell, assign, transfer and convey to Buyer, free and clear of any Liens other than Permitted Liens, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Sellers’ businesses (collectively, the “Purchased Assets”), including, without limitation, the following (except to the extent specifically identified as Excluded Assets):

(a) all Current Assets;

(b) subject to Section 1.10, all rights of the Seller under the contracts with the vendors and customers listed on Schedule 1.01(b), but only to the extent the rights thereto arise and relate to periods after the Closing (the “Assigned Contracts”);

(c) all rights of the Seller on a going forward basis under all Real Property Leases of the Leased Real Property of the Seller, which Real Property Leases are listed on Schedule 3.08(b);

(d) all improvements and fixtures located on any Leased Real Property which are owned by Seller, to the extent such improvements and fixtures are not subject to reversion to the landlord or other third party upon the expiration or termination of the Real Property Lease for such Leased Real Property (the “Leasehold Improvements”);

(e) all tractors and trailers used in the business of the Sellers, including but not limited to those set forth on Schedule 3.09(c);

(f) other equipment and Personal Property, including but not limited to that set forth on Schedule 1.01(f), excluding the Excluded Personal Assets;

(g) Company Intellectual Property;

(h) books and records including without limitation personnel files;

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(i) Permits to the extent transferable and that Buyer complies with any applicable notice or consent procedure, but only to the extent the rights thereto arise and relate to periods after the Closing;

(j) all transferable prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (excluding any such item relating to Taxes) (provided that all such items included in the Net Working Capital calculation are deemed transferable);

(k) subrogation claims and proceeds but only to the extent relating to the repair or replacement of Purchased Assets that have not been repaired or replaced; and

(l) all goodwill associated with the Purchased Assets and the business of the Sellers.

1.02 Excluded Assets. Notwithstanding the provisions of Section 1.01 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not purchase any assets, properties or rights of any Company of any kind or nature whatsoever other than the Purchased Assets (the “Excluded Assets”). Excluded Assets shall include:

(a) all Cash and Equivalents and rights to all bank accounts;

(b) Tax Returns of Sellers and any refund or credit of Taxes of any Seller;

(c) all insurance policies of Seller and captive insurance company membership and other rights (and any equity interest therein) and all rights to applicable claims, refunds, and proceeds thereunder;

(d) all rights to any claims and litigation available to or being pursued by any Seller, whether arising by counterclaim or otherwise and all subrogation and contribution claims and proceeds except those identified in Section 1.01(k);

(e) Each Seller’s (i) organizational documents and stock certificates or other indicia of ownership, corporate seal, and minute books, (ii) Tax Returns and books, records, or information reasonably necessary to prepare and/or file Tax Returns, (iii) employee benefit-related files or records, (iv) other books and records which Seller is prohibited from disclosing or transferring to Buyer under applicable Law or is required by applicable Law to retain, and (v) books and records related to the Excluded Assets and Excluded Liabilities (provided, that in the case of each of the foregoing, unless prohibited by Law, Seller will afford Buyer and the Companies access to and copies of any such books, records, and other materials retained by Seller to the extent reasonably requested by Buyer or the Companies for a proper purpose);

(f) the rights which accrue or will accrue to Seller under the Transaction Documents;

(g) all Plans and assets attributable thereto;

(h) all contracts other than the Assigned Contracts;

(i) any intercompany assets solely between or among any of the Sellers and/or Mangino or any Affiliate, none of which are included as a receivable in the Net Working Capital calculation; and

(j) all assets set forth on Schedule 1.02 (the “Excluded Personal Assets”).

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Notwithstanding anything to the contrary set forth in this Agreement or in any document, certificate or instrument delivered pursuant to or in connection with this Agreement, Buyer acknowledges and agrees that all of the following shall remain the property of the Companies, and neither Buyer nor any of its Affiliates shall have any interest therein: (w) all records and reports prepared or received by any Company or any Company’s Affiliates in connection with the sale of Sellers’ businesses (collectively, the “Business”) and the transactions contemplated by this Agreement, including all analyses relating to the Business or Buyer so prepared or received; (x) all confidentiality contracts with prospective purchasers of the Business or any portion thereof; (y) all bids and expressions of interest received from prospective purchasers of the Business or any portion thereof with respect thereto; and (z) all privileged materials, documents and records in the possession of any Company or any Company’s Affiliates to the extent such materials, documents and records are related to any Excluded Asset or Excluded Liability; provided, that the materials, documents and records in clause (z) shall be made available to Buyer (subject to entering into a confidentiality agreement and/or a joint defense agreement if so requested by the applicable Company or Companies) if any Buyer or any of its Affiliates becomes subject to any claim or litigation and such materials, documents or records are necessary for Buyer or such Affiliate to defend such claim or litigation. Buyer further acknowledges and agrees that, with respect to any claim or litigation between a Company or one of its Affiliates on the one hand, and Buyer or any of its Affiliates on the other hand, only such Company or its applicable Affiliates may waive any evidentiary privilege that may attach to a pre-Closing communication that is determined by a court of competent jurisdiction to be subject to attorney-client privilege, and neither Buyer nor its Affiliate shall have the right to compel disclosure of such privileged information.

1.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the Liabilities of Seller set forth below (collectively, the “Assumed Liabilities”), and no other Liabilities. Buyer shall, and shall cause each of its Affiliates to, pay and satisfy in due course all Assumed Liabilities which they are obligated to pay and satisfy. The Assumed Liabilities are limited to the following:

(a) all Liabilities specifically included in the calculation of Final Aggregate Closing Consideration under subsections (ii), (iii) or (iv) of Section 1.06(a), with respect to clause (iv) including only the amounts under “Accounts Payable” on the Closing Statement prepared in accordance with the Reference NWC Schedule and not under “Accrued Liabilities” under such Closing Statement;

(b) the Assumed Indebtedness listed on Schedule 1.03(b), but only to the extent included in the calculation of the Aggregate Closing Consideration;

(c) obligations under the Real Property Leases, Assigned Contracts and Permits, but only to the extent such obligations arise and relate to periods after the Closing (and excluding any Liabilities arising out of or relating to any breach or default or violation by any Seller or Mangino of any such Assigned Contracts or Permits) or are included in the calculation of Final Aggregate Closing Consideration under subsections (ii), (iii) or (iv) of Section 1.06(a);

(d) all obligations of the Buyer under Section 6.06; and

(e) all Liabilities and obligations arising out of or relating to Buyer’s ownership and operation of the Purchased Assets after the Closing.

For the avoidance of doubt, Assumed Liabilities shall not include any Liability included in the Retained Payables Amount.

1.04 Excluded Liabilities. Notwithstanding any provision in this Agreement or in the Disclosure Schedules to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (such Liabilities other than the Assumed Liabilities, the “Excluded Liabilities”). For the avoidance of doubt and without limiting the generality of the definition, unless included in the calculation of Final Aggregate Closing Consideration as provided in Section 1.03(a) above, “Excluded Liabilities” shall include without limitation (i)  any and all third-party claims asserted against any Seller, in each case to the extent arising from events, occurrences, acts and omissions of such Seller or circumstances occurring prior to Closing, regardless of whether such claims were listed in Schedule 3.13, (ii) any amounts payable by Seller pursuant to any order, action or demand from any Governmental Authority arising from events, occurrences, acts and omissions of Seller prior to Closing, (iii) Liabilities included in the Retained Payables Amount, (iv) Liabilities associated with the Plans, (v)  any Seller Taxes, (vi) intercompany Liabilities solely between or among any of the Sellers and/or Mangino, (vii) Liabilities associated with Excluded Assets, and (viii) any Indebtedness other than the Assumed Indebtedness. Sellers shall pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.

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1.05 Closing Payment.

(a) (i) at the Closing, Buyer will make payment of an amount equal to the Estimated Aggregate Closing Consideration, as follows: (A) by wire transfer of $5,000,000 of immediately available funds (the “Escrow Amount”) to the Escrow Agent under the escrow agreement attached hereto as Exhibit A (the “Escrow Agreement”) to be held in an escrow account (the “Escrow Account”) and released in accordance with such Escrow Agreement; and (B) the balance of the Estimated Aggregate Closing Consideration by wire transfer of immediately available funds to the accounts of the Sellers in accordance with each Seller’s Proportionate Interest and for the respective Purchased Assets as set forth on Exhibit B (the “Allocation Schedule”), and (ii) after the Closing, Buyer and Sellers will make the payments, if any, required by Section 1.06 and otherwise under this Agreement; and

(b) at the Closing, Sellers will deliver, or cause to be delivered, to Buyer the Purchased Assets.

(c) In addition to the foregoing, the Buyer will withhold $6,000 from the Estimated Aggregate Closing Consideration in accordance with the notice from the New Jersey Department of the Treasury Division of Taxation, which will be released to Sellers following Buyer’s receipt of a tax clearance letter from the New Jersey Department of the Treasury Division of Taxation.

1.06 Calculation of Final Consideration.

(a) For purposes of this Agreement, the “Aggregate Closing Consideration” means an amount equal to Purchase Price plus the Net Equipment Amount. “Purchase Price” means an amount equal to the result of: (i) $72,453,000, minus (ii) the actual outstanding amount of Assumed Indebtedness, if any, of the Sellers, minus (iii) the actual amount of Transaction Expenses, if any, of the Sellers outstanding effective as of the Closing and included in the Assumed Liabilities but not reflected as a Current Liability in Net Working Capital, plus or minus, as applicable (iv) (A) plus the amount, if any, by which actual Net Working Capital exceeds the Net Working Capital Target, or (B) minus the amount, if any, by which actual Net Working Capital is less than the Net Working Capital Target, plus, (v) the Retained Payables Amount. Such calculations shall be made consistent with the Reference NWC Schedule, but updated as of the Closing Date.

(b) Within sixty (60) days after the Closing Date, Buyer will deliver to the Sellers’ Representative a statement setting forth Buyer’s proposed calculation of the Final Aggregate Closing Consideration with a comparison to the Estimated Aggregate Closing Consideration, including Buyer’s calculation of each of the components thereof in sufficient detail to identify each item of difference between the Estimated Aggregate Closing Consideration and the Final Aggregate Closing Consideration, including details regarding each component of Indebtedness, Net Working Capital, Retained Payables Amount, Transaction Expenses, and any other adjustments made pursuant to Section 1.06(a) (the “Closing Statement”). Such Closing Statement shall be consistent with the Reference NWC Schedule, updated as of the Closing Date.

(c) Following receipt by the Sellers’ Representative of Buyer’s proposed Closing Statement and until the Final Aggregate Closing Consideration is finally determined pursuant to this Section 1.06, the Sellers’ Representative and its agents will be permitted (upon reasonable advance written notice and during normal business hours) to review the Sellers’ books and records and working papers related to Buyer’s draft of the proposed Closing Statement and determination of the Aggregate Closing Consideration (and the components thereof), and Buyer will provide the Sellers’ Representative with reasonable access to the Sellers’ personnel, books and records, and facilities in connection with such review. The proposed Closing Statement delivered by Buyer to the Sellers’ Representative will become final and binding on the parties thirty (30) days following Buyer’s delivery thereof to the Sellers’ Representative except to the extent (and only to the extent) the Sellers’ Representative delivers written notice of its disagreement (the “Closing Consideration Notice of Disagreement”) to Buyer on or prior to such date. All matters not subject to dispute as specifically identified in the Closing Consideration Notice of Disagreement will be final and binding. The Closing Consideration Notice of Disagreement must identify with reasonable specificity each item in the Closing Statement that the Sellers’ Representative disagrees with and, for each disputed item, contain a statement describing in reasonable detail the basis of such objection and the amount in dispute. If the Sellers’ Representative timely delivers a Closing Consideration Notice of Disagreement, then such matters will become final and binding on the parties to this Agreement on the earlier of (i) the date Buyer and the Sellers’ Representative resolve in writing any differences they have with respect to the matters specified in the Closing Consideration Notice of Disagreement, and (ii) the date all matters in dispute are finally resolved in writing by the Independent Accountants.

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(d) During the thirty (30) days following delivery of a Closing Consideration Notice of Disagreement, Buyer and the Sellers’ Representative will seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Closing Consideration Notice of Disagreement. At the end of such thirty (30) day period, Buyer and the Sellers’ Representative will submit to the Independent Accountants for resolution all matters that remain in dispute, which were included in the Closing Consideration Notice of Disagreement (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written information to the Independent Accountants if so requested), and the Independent Accountants will make a final determination of the Aggregate Closing Consideration in accordance with the terms of this Agreement (with it being understood that Buyer and the Sellers’ Representative will request that the Independent Accountants deliver to Buyer and the Sellers’ Representative its resolution in writing not more than thirty (30) days after its engagement). The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and the Sellers’ Representative. The Independent Accountants’ determination will be based solely on written materials submitted by Buyer and the Sellers’ Representative (i.e., not on independent review) and on the definitions of “Aggregate Closing Consideration,” “Retained Payables Amount,” “Indebtedness,” “Transaction Expenses,” and “Net Working Capital” (and related definitions) included herein and the provisions of this Agreement.

(e) The costs and expenses of the Independent Accountants will be allocated between Buyer and the Sellers’ Representative (on behalf of Sellers in accordance with each Seller’s Proportionate Interest) based upon the percentage of the portion of the contested amount not awarded to Buyer or Sellers bears to the amount actually contested by such party. For example, if the Sellers’ Representative claims the actual Aggregate Closing Consideration is $1,000 greater than the amount claimed by Buyer, and Buyer contests only $500 of the amount claimed by the Sellers’ Representative, and if the Independent Accountants ultimately resolves the dispute by awarding Sellers’ Representative $300 of the $500 contested, then the costs and expenses of the Independent Accountants will be allocated 60% (i.e., 300 ÷ 500) to Buyer and 40% (i.e., 200 ÷ 500) to the Sellers’ Representative (on behalf of Sellers).

(f) If the Aggregate Closing Consideration as finally determined pursuant to this Section 1.06 (the “Final Aggregate Closing Consideration”) is greater than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Underpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Buyer will pay to Sellers by wire transfer of immediately available funds to the accounts specified by Sellers on the Allocation Schedule in accordance with each Seller’s Proportionate Interest, an amount equal to the Underpayment.

(g) If the Final Aggregate Closing Consideration is less than the Estimated Aggregate Closing Consideration (the amount of such difference being the “Overpayment”), then, within three (3) Business Days after the date on which the Final Aggregate Closing Consideration is determined, Sellers will pay to Buyer by wire transfer of immediately available funds to the accounts specified by Buyer equal to the Overpayment.

(h) The dispute resolution provisions provided in this Section 1.06 will be the exclusive remedies for the matters addressed or that could be addressed therein.

(i) All payments required pursuant to Sections 1.06(f) and 1.06(g) will be deemed to be adjustments for Tax purposes to the aggregate Purchase Price paid by Buyer for the Purchased Assets as set forth on the Allocation Schedule.

(j) The provisions of this Section 1.06 will apply in such a manner so as not to give the components and calculations duplicative effect to any item of adjustment and no amount will be (or is intended to be) included in whole or in part (either as an increase or reduction) more than once in calculation of (including any component of) the Aggregate Closing Consideration or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.

1.07 The Closing. The closing of the purchase and sale of the Purchased Assets and the transactions contemplated by this Agreement (the “Closing”) will occur simultaneously with the execution and delivery of this Agreement by the parties (the date on which the Closing occurs, the “Closing Date”). The Closing will be deemed completed as of 12:00:01 a.m., Eastern Time, on the Closing Date.

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1.08 Closing Deliveries by the Sellers. At or prior to the Closing, the Sellers will deliver or cause to be delivered to Buyer the following documents, each of which will be in form and substance satisfactory to Buyer:

(a) Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule  1.08(a);

(b) The Escrow Agreement duly executed by Sellers;

(c) One or more bills of sale in substantially the form of Exhibit C (collectively, the “Bill of Sale”) duly executed by Sellers, transferring the Purchased Assets to Buyer;

(d) An assignment and assumption agreement in substantially the form of Exhibit D (the “Assignment and Assumption Agreement”) duly executed by Sellers, effecting the assignment to and assumption by Buyer of the Assigned Contracts and the Assumed Liabilities;

(e) An assignment in substantially the form of Exhibit E (the “Intellectual Property Assignment”) duly executed by Sellers, transferring all of Sellers’ right, title and interest in and to the Company Intellectual Property to Buyer;

(f) with respect to each Real Property Lease (excluding the Bloomsburg Leased Real Property and Bolingbrook Leased Real Property), an assignment and assumption of Real Property Lease in substantially the form of Exhibit F (each, an “Assignment and Assumption of Lease”) duly executed by Seller;

(g) a limited power of attorney in substantially the form of Exhibit G (the “LPOA”) duly executed by Seller;

(h) Payoff or similar letters from the entities set forth on Schedule 1.08(h) indicating that, upon payment of the amount specified in such letters (which in the aggregate will cover all Indebtedness as of the Closing other than Assumed Indebtedness), all Liens against the Purchased Assets and the property of the Companies held by such Persons will be released and all obligations of the Companies to such Persons will be satisfied;

(i) (A) Purchase and Sale Agreement and a Consent, Assignment and Assumption of Lease, Amendment and Estoppel Agreement for the Leased Real Property located in Bloomsburg, Pennsylvania (the “Bloomsburg Leased Real Property”), and (B) Purchase and Sale Agreement and a Consent, Assignment and Assumption of Lease, Amendment and Estoppel Agreement for the Leased Real Property located in Bolingbrook, Illinois (the “Bolingbrook Leased Real Property”), all duly executed by owners of each such property (collectively, the “Real Estate Agreements”);

(j) Intentionally Deleted;

(k) A certificate of each Seller, certifying pursuant to Treasury Regulations Section 1.1445-2(b) that such Seller is not a foreign person within the meaning of Section 1445 of the Code;

(l) The releases and other documentation, if any, required under Section 6.05;

(m) Releases of claims duly executed by each Company and the owners of Mangino in form and substance reasonably satisfactory to Buyer (the “Seller and Mangino Releases”);

(n) Intentionally Deleted;

(o) The Employment Letters with the Key Employees (the “Key Employment Letters”);

(p) Intentionally Deleted;

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(q) The Transition Services Agreement, duly executed by Mangino and Sellers;

(r) Sellers’ good-faith calculation of the Estimated Aggregate Closing Consideration pursuant to Section 1.05(a);

(s) IRS Form 8594 setting forth an allocation of a portion of the Purchase Price among the Purchased Assets;

(t) A certificate of good standing (or a certificate of existence/authorization if the concept of good standing is not recognized in the jurisdiction) of the Sellers from the Secretary of State of applicable state of incorporation or organization, dated not earlier than twenty (20) days prior to the Closing Date;

(u) A certificate of the secretary or assistant secretary of each Seller, certifying as to a copy of the joint resolutions of the board of directors and shareholders of the corporate Sellers and the joint resolutions of the managers (if applicable) and members of the limited liability company Sellers, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment; and

(v) All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or reasonably requested by Buyer in connection with consummation of the transactions contemplated by this Agreement.

1.09 Closing Deliveries by Buyer. At or prior to the Closing, in addition to the payments and deliveries by Buyer at the Closing described in Section 1.05 of this Agreement, Buyer will deliver to the Sellers’ Representative the following documents, each of which will be in form and substance satisfactory to the Sellers’ Representative:

(a) Copies of all notice filings given to, and consents and approvals of, third parties and Governmental Authorities listed on Schedule  1.09(a);

(b) The Escrow Agreement;

(c) The Assignment and Assumption Agreement;

(d) The Intellectual Property Assignment;

(e) The Assignment and Assumption of Lease;

(f) The Real Estate Agreements;

(g) The Employment Letters, duly executed by the Key Employees;

(h) The Transition Services Agreement;

(i) A certificate of good standing (or a certificate of existence/authorization if the concept of good standing is not recognized in the jurisdiction) of the Buyer from the Secretary of State of the State of Delaware (or similar body), dated not earlier than twenty (20) days prior to the Closing Date;

(j) A certificate of the secretary or assistant secretary of Buyer, certifying as to a copy of the resolutions of the board of directors of each Buyer, approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby, and that such resolutions are in full force and effect without modification or amendment;

(k) All other documents, instruments, agreements and certificates, if any, required by any other provision of this Agreement or the other Transaction Documents or reasonably requested by Sellers’ Representative in connection with the consummation of the transactions contemplated by this Agreement.

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1.10 Assignment of Contracts and Rights. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any of the Assigned Contracts or Permits or any claim or right or any benefit arising thereunder or resulting therefrom if (a) an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or a violation of Law or would in any way adversely affect the rights of Buyer thereunder and (b) such consent is not obtained prior to the Closing. Seller will use its commercially reasonable efforts to obtain the consent of the other parties to any such Assigned Contracts and Permits or any claim or right or any benefit arising thereunder for the assignment thereof as Buyer may request (in each case, at Buyer’s cost). If such consent is not obtained, or if an attempted transfer or assignment thereof would be ineffective or a violation of Law or would adversely affect the rights of the Buyer, or its designee (as assignee of Seller or any Affiliate thereof) thereto or thereunder so that such assignee would not in fact receive all such rights, the applicable Seller and Buyer (or its designee) will enter into any arrangement reasonably requested by the other party (provided Buyer shall reimburse Seller for all reasonable and documented out- of-pocket expenses incurred by Seller arising from, in connection with or otherwise with respect to actions taken by Seller at Buyer’s request pursuant to this Section 1.10) under which (i) Buyer or its designee would, in compliance with Law, receive the benefits and assume the obligations and bear the economic burdens associated with such Assigned Contracts and Permits, including subcontracting, sublicensing or subleasing to such party, and (ii) Seller would enforce for the benefit of the Buyer or its designee any and all of its rights against a third party associated with such Assigned Contracts and Permits, and Seller would promptly pay to such party when received all monies received by Seller under any Assigned Contracts or Permits.

Article 2

REPRESENTATIONS AND WARRANTIES OF MANGINO

Mangino represents and warrants to Buyer, solely with respect to itself, as of the date hereof:

2.01 Organization, Power and Authority; Enforceability.

(a) Mangino is a corporation duly organized and validly existing under the laws of the State of New Jersey. Mangino has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution, delivery, and performance of this Agreement and the other Transaction Documents to which Mangino is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of Mangino.

(b) This Agreement has been duly executed and delivered by Mangino, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of Mangino, enforceable against Mangino in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies. Each Transaction Document to which Mangino is a party, when executed and delivered by Mangino, will be duly executed and delivered by Mangino, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document to which it is a party will constitute a valid and binding obligation of Mangino, enforceable against Mangino in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors' rights and general principles of equity affecting the availability of equitable remedies.

2.02 No Conflicts; Litigation.

(a) Except as set forth on Schedule 2.02(a), the execution, delivery and performance by Mangino of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby by Mangino do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any Purchased Asset, or require any authorization, consent, approval, filing, exemption, or other action by or notice to any Governmental Authority or other third party, under any agreement or instrument to which such Seller is bound, or any Laws or order, writ, injunction, judgment or decree of any Governmental Authority to which such Seller or any of its properties or assets is subject.

(b) Mangino is not a party to any litigation, claims, actions or other proceeding, or any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority, that reasonably could be expected to affect or delay the ability to consummate the transactions contemplated hereby, and to such Seller's Knowledge, no such litigation, claim, action or other proceeding is threatened.

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2.03 Title. One or more of the Sellers is the record and beneficial owner of all of the Purchased Assets, free and clear of any Liens other than Permitted Liens. At the Closing, each such Seller is transferring to Buyer, and Buyer is acquiring from each such Seller, good title to the Purchased Assets held by such Seller free and clear of all Liens other than Permitted Liens.

2.04 Brokerage. Except as set forth on Schedule 3.19, there are no claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of such Seller.

2.05 No Affiliate Transactions; No Assets Used in Business. Except as set forth on Schedule 2.05, Mangino (i) is not a party to any agreement or transaction with any Seller and (ii) does not have any interest in any asset or right of any Seller, or any asset used in the business of any Seller (whether tangible or intangible, including, but not limited to, any software, know-how, trade secret, or other Intellectual Property).

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

The Companies, jointly and severally, represent and warrant to Buyer as of the date hereof:

3.01 Organization; Power and Authority; Enforceability.

(a) Each of the Sellers is a corporation or limited liability company duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or limited liability company power and authority to own its properties and to carry on its business as presently conducted. Each of the Sellers is qualified or licensed to transact business as a foreign corporation and is in good standing in each of those jurisdictions set forth opposite such Company’s name on Schedule 3.01(a), which constitute all of the jurisdictions in which its ownership or leasing of its assets or property or the conduct of business as presently conducted requires it to qualify, except where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect. Each Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder.

(b) Each Transaction Document to which any Company is a party, when executed and delivered by such Company, will be duly executed and delivered by such Company, and assuming that such other Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document to which any Company is a party will constitute a valid and binding obligation of such Company, enforceable against such Company in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.

3.02 Authorization; No Conflicts.

(a) The execution, delivery and performance by each Company of any Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action on the part of each Company, and no other corporate or limited liability company proceedings on any Company’s part are necessary to authorize the execution, delivery or performance of any Transaction Documents to which it is a party.

(b) Except as set forth on Schedule 3.02(b), the execution, delivery and performance by each Company of the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any material assets of any Company, result in any breach of, constitute a default under, trigger any penalty or change in control payment under or require any authorization, consent, approval, filing, exemption or other action by or notice to any Governmental Authority or other third party, under the provisions of any Company’s articles of incorporation (or equivalent governing document) or any agreement set forth on Schedule 3.11(a), or any material Laws or order, judgment or decree to which any Company or any of their respective properties or assets is subject.

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3.03 Subsidiaries and Equity Securities. No Seller has any Subsidiaries and does not control, directly or indirectly, or have any direct or indirect equity participation in, any other Person. No Seller, directly or indirectly, owns or holds the right or has an obligation to acquire any stock, partnership interest, joint venture interest or other equity ownership interest in any other Person. Schedule 3.03 lists each Company, together with its issued and outstanding equity interests, all of which have been duly authorized and validly issued and are fully paid and nonassessable and none of which have been issued in violation of any preemptive or similar rights of any past or present equity owner of the applicable Company. Except as set forth on Schedule 3.03, none of the Companies has any outstanding equity interests, or securities convertible into equity interests, and there are no agreements, Options or other rights or arrangements existing or outstanding which provide for the sale or issuance of any of the foregoing by any of the Companies.

3.04 Financial Statements. Schedule 3.04 consists of: (i) the combined unaudited internal balance sheet of the Companies as of March 31, 2022 (the “Most Recent Balance Sheet”) and the related internal statements of income for the respective period then ended, (the “Unaudited Interim Financial Statements”), and (ii) (A) the combined reviewed, but unaudited, balance sheet of the Companies as of December 31, 2021 (the “2021 Year-End Balance Sheets”, together with the statements of income and cash flows for the fiscal year then-ended (the “2021 Year-end Financial Statements and, together with the Unaudited Interim Financial Statements, the “Financial Statements”). Except as set forth on Schedule 3.04, (x) the 2021 Year-end Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of each of the Companies, as of the times and for the periods referred to therein, in material conformity with GAAP consistently applied. The Unaudited Interim Financial Statements present fairly, in all material respects, the financial position and results of operations of each of the Companies, as of the times and for the periods referred to therein, in material conformity with GAAP consistently applied, except for (I) the absence of footnote disclosures and (II) changes resulting from normal, recurring year-end adjustments.

3.05 Undisclosed Liabilities. Except as set forth on Schedule 3.05, Seller has no material Liabilities (including without limitation those that would have been included on a balance sheet if known at the time) that would be required to be reflected on a balance sheet prepared in accordance with GAAP except (a) those which are adequately reflected or reserved against in the Most Recent Balance Sheet, (b) those which have been incurred in the ordinary course of business consistent with past practice since the Most Recent Balance Sheet date and which are not material in amount, and (c) liabilities taken into account in calculating Net Working Capital and Assumed Indebtedness.

3.06 Accounts Receivable. All accounts receivable of the Sellers reflected on the Unaudited Interim Financial Statements and the accounts receivable arising after the date thereof, (a) have arisen from bona fide transactions entered into by the Sellers involving the sale of goods or the rendering of services or in the operation of the business in the ordinary course of business, (b) constitute only valid, undisputed claims of the Sellers not subject to claims of set-off or other defenses or counterclaims, other than loss claims, normal cash discounts accrued in the ordinary course of business and immaterial and routine billing disputes with customers in the ordinary course of business, and (c) to the Seller’s Knowledge are collectible net of the reserves shown on the Unaudited Interim Financial Statements.

3.07 Absence of Certain Developments. Since December 31, 2021, there has not occurred any event, occurrence, fact, circumstance or change that has had, or reasonably would be expected to have, a Material Adverse Effect. Except as set forth on Schedule 3.07 or as contemplated by this Agreement, since the Most Recent Balance Sheet Date, the Companies have operated their businesses in the ordinary course of business consistent with past practice in all material respects, and none of the Companies has:

(a) sold, leased, assigned or transferred any material portion of its assets or property, or suffered the imposition of any mortgage, pledge or other Lien upon any material portion of its assets or property outside the ordinary course of business;

(b) effected any recapitalization, reclassification, stock dividend, stock split, adjustment, combination, subdivision or like change in its capitalization, or declared, set aside or paid any other distribution (whether in cash, stock or property) other than in the form of Cash and Equivalents to any equity holder, or made any direct or indirect redemption, retirement, purchase or other acquisition of any shares of capital stock or other equity interests in any Company;

(c) merged or consolidated with or made any equity investment in, or any loan or advance to, or any acquisition of the securities or assets of, any other Person (other than advancement of reimbursable ordinary and necessary business expenses made to directors, managers, officers, employees, independent contractors and third-party transportation providers of any of the Companies in the ordinary course of business);

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(d) made commitments for capital expenditures in excess of $500,000 in the aggregate other than as contemplated by the Companies’ 2022 calendar year tractor purchases from Freightliner;

(e) granted any license or sublicense of, assigned or transferred any material rights under or with respect to any Intellectual Property other than in the ordinary course of business;

(f) to Sellers’ Knowledge, suffered any event of damage, destruction, casualty loss or claim exceeding $50,000, in excess of amounts covered by applicable insurance other than amounts for which a reserve was included on the Most Recent Balance Sheet;

(g) failed to maintain their respective material assets in substantially their current physical condition in accordance with past practice, normal wear and tear excepted, and in accordance with the manufacturer’s specifications and warranties;

(h) made any changes to policies or timing of repairs, maintenance, and purchasing and installation of tires, fuel, and other replaceable operating supplies;

(i) granted any increase in the amount of cash compensation (other than customary annual wage increases and merit increases relating to job performance or expanded duties), benefits, retention or severance pay to any of its directors, managers, officers or other senior executives or adopted, amended or terminated any Plan or Benefit Program;

(j) made any payment or commitment to pay any pension, retirement allowance or other employee benefit, any amount relating to unused vacation days, retention, severance or termination pay to any director, manager, officer or employee other than in the ordinary course of business or as is otherwise contemplated by Section 6.06(b) of this Agreement;

(k) made any material change in accounting, auditing or tax reporting methods, policies or practices;

(l) made or revoked any election with respect to Taxes of such Company or changed its tax year;

(m) accelerated or changed any of its practices, policies, procedures or timing of the billing of customers or the collection of their accounts receivable, pricing and payment terms, cash collections, cash payments or terms with vendors other than in the ordinary course of business in accordance with reasonable commercial practices;

(n) delayed or postponed the payment of accounts payable or accrued expenses or the deferment of expenses other than in the ordinary course of business in accordance with reasonable commercial practices;

(o) made any loan to (or forgiveness of any loan to), or entered into any other transaction with, any employees of the Sellers or their immediate family members (other than those with Mangino or Joe Mangino that, for the avoidance of doubt, are Excluded Assets or Excluded Liabilities, as the case may be);

(p) received notice of any default or breach by a Seller in any material respect under any contract or Permit; or

(q) committed to do any of the foregoing.

3.08 Real and Personal Properties.

(a) The Company does not own, and has not owned since January 1, 2015, any real property.

(b) Schedule  3.08(b) contains a complete and accurate list of all leases (the “Real Property Leases”) of real property leased by the Companies as of the date of this Agreement (the “Leased Real Property”), in each case setting forth (i) the lessor and lessee thereof, the date thereof and the dates of all amendments thereto and (ii) the street address of each Leased Real Property. Except as set forth on Schedule 3.08(b), the Companies have made available to Buyer true and correct copies of the Real Property Leases, including all amendments thereto.

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(c) Schedule 3.08(c) contains a complete and accurate list of all leases pertaining to Personal Property (other than tractors and trailers, which are addressed exclusively in the representations and warranties in Section 3.09(c)), pursuant to which the any of the Companies makes payment in excess of $25,000 annually.

(d) Except as set forth on Schedule  3.08(d):

(i) a Seller (A) is the owner of all Personal Property that is owned free and clear of any Liens other than Permitted Liens, and/or (B) the leasehold owner of a valid and binding leasehold interest in each of the Leased Real Property and all Personal Property that is leased, free and clear of all Liens other than Permitted Liens;

(ii) a Seller is in possession of each of the Leased Real Property and Personal Property that is leased sufficient for the respective Seller’s intended operations and use by the respective Seller of such Leased Real Property and Personal Property that is leased;

(iii) each Real Property Lease and each lease in respect of Personal Property is in full force and effect in all material respects;

(iv) none of the Companies nor, to Sellers’ Knowledge, any other party is in material breach or material default under any of the Real Property Leases or any lease in respect of Personal Property, nor has any event occurred which, with the passage of time or notice, or both, would constitute a material default thereunder or a violation of the terms (or permit the termination) thereof, and none of the transactions contemplated hereby will constitute or create a default, event of default or right of termination thereunder;

(v) none of the Companies has subleased, and no other Person is in possession of, or has the right of use or occupancy of any portion of, any of the Leased Real Property, and no part of the Leased Real Property has been condemned or otherwise taken by any Governmental Authority and, to Sellers’ Knowledge, no such condemnation or taking is threatened or contemplated; and

(vi) the buildings and structures located on the Leased Real Property and all Personal Property used in the businesses and operations of the Companies are sufficient for the continued conduct of the businesses and operations of the Companies after the Closing in substantially the same manner as conducted prior to the Closing.

3.09 Tractors and Trailers.

(a) Except as set forth in Schedule 3.09(a) or as to damage that is fully accrued on the most recent Balance Sheet or for which a valid claim for insurance proceeds is pending, each of the tractors and trailers owned or leased by the Sellers as of the date two business days before Closing (i) is roadworthy and adequate for use in the ordinary course of business, reasonable wear and tear excepted (ii) has been adequately maintained in the ordinary course of business consistent with past practice, case, reasonable wear and tear excepted, and (iii) has no physical damage (which includes, but is not limited to, missing parts) that would cost in excess of $5,000, (in the case of each of clauses (i) – (ii), it being agreed for this purpose that any unit in compliance with DOT operating condition will be deemed to have only reasonable wear and tear).

(b) Each of the tractors and trailers owned and leased and in operation by any of the Sellers is properly licensed and registered with applicable authorities in accordance with applicable Laws, except as set forth in Schedule 3.09(b). Since January 1, 2017, none of the Sellers has received an unsatisfactory or conditional safety and fitness rating from the Federal Motor Carrier Safety Commission (the “FMCSA”), as a result of a compliance review for any of the factors that are considered by the FMCSA, and there is no pending judicial or administrative proceeding that reasonably would be expected to result in an unsatisfactory or conditional safety and fitness rating. There is no pending or, to Sellers’ Knowledge, threatened, judicial or administrative proceeding (including any compliance review of FMCSA intervention action) that reasonably could be expected to result in an unsatisfactory or conditional safety and fitness rating. The Sellers have provided true, correct and complete copies of all BASIC rating percentiles of each of the Sellers (as applicable) as of a recent date satisfactory to Buyer in all seven categories under the FMCSA’s Compliance Safety Accountability program, including the non-public underlying data related to such BASIC rating percentiles as provided by the FMCSA. Seller is in material compliance with all DOT regulations and all records required by such regulations have been maintained in accordance with such DOT regulations. Seller has procedures in place to validate its contractual counterparties’ compliance with contractual obligations for insurance coverage, operating authority, safe operations and other relevant factors. Seller has intrastate operating authority to the extent required of Seller, and there are no adverse decisions or ratings by state regulatory agencies that affect Seller’s operating authorities.

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(c) Schedule 3.09(c) sets forth all of the tractors and trailers owned by the Sellers at Closing, and except as set forth on Schedule 3.09(c), reasonably detailed specification sheets regarding the warranties, repurchase or trade back credit and other material arrangements regarding substantially all such tractors and trailers have been provided to Buyer as of the Closing.

3.10 Taxes.

(a) Except as set forth on Schedule 3.10(a): (i) each Company has duly and timely filed or caused to be duly and timely filed all federal, and all material state and other Tax Returns that are required to be filed by or with respect to it (taking into consideration all extended filing deadlines); (ii) all Tax Returns filed by each Company are true, correct and complete in all material respects; (iii) each Company has timely paid all Taxes due and owing by such Company in the jurisdictions where such Tax Returns have been filed (whether or not shown on any Tax Return), except such Taxes, if any, as are being contested in good faith and are disclosed on Schedule 3.10(a); and (iv) each Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable law.

(b) MTRK and Freight, individually, have at all times been properly taxed as a C corporation for all income Tax purposes.

(c) Hoya has at all times been properly taxed as a partnership for all income Tax purposes, and Kiwi has at all times been treated as a disregarded entity for federal income Tax purposes.

(d) Except as set forth on Schedule 3.10(d):

(i) there is no dispute or claim concerning any Tax liability of any Company raised by any taxing authority in writing;

(ii) no Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that is currently in force and no taxing authority has requested any such waiver or extension;

(iii) no Company has requested or been granted an extension of the time for filing any Tax Return, which has not yet been filed, other than extensions requested in the ordinary course of business;

(iv) no deficiency or proposed adjustment, which has not been finally settled or resolved for any amount of Tax, has been proposed, asserted or assessed by any taxing authority in writing against any Company;

(v) there is no action, suit, taxing authority proceeding or audit now in progress or, to Sellers’ Knowledge, pending or threatened against or with respect to any Company relating to Taxes;

(vi) to Sellers’ Knowledge, no written claim has been made in the past three (3) years by a taxing authority in a jurisdiction where any Company currently files Tax Returns that such Company owes or may owe additional tax to that jurisdiction and no claim has been made by any taxing authority in any jurisdiction where any Company does not file Tax Returns that such Company is, or may be, subject to Tax by that jurisdiction;

(vii) no power of attorney that is currently in force has been granted with respect to any matter related to Taxes that would reasonably be expected to affect any Company;

(viii) there are no Liens (other than the Liens for Taxes not yet due and payable) on any of the assets of any Company nor, to Sellers’ Knowledge, is any taxing authority in the process of imposing any Lien for Taxes on any of the assets of any Company;

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(ix) none of the Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending on or after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of applicable state, local or foreign income Tax Law) executed prior to the Closing; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of applicable state, local or foreign income Tax Law) entered into or created prior to the Closing; (iv) installment sale or open transaction disposition made prior to the Closing; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing; or (vi) prepaid amount received prior to the Closing;

(x) none of the Companies is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements (other than customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). None of the Companies has any liability for the Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any corresponding provisions of applicable state, local or foreign Tax Law), or as a transferee or successor, or by contract or otherwise (other than pursuant to customary Tax indemnification provisions in commercial contracts, agreements or arrangements not primarily related to Taxes). In the past four (4) years, none of the Companies has been a member of an affiliated, consolidated, combined or unitary group filing for federal or applicable state income Tax purposes, other than the membership of the Sellers (other than Hoya) in the consolidated return of Mangino;

(xi) none of the Companies has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five (5) years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

(xii) none of the Companies has (1) participated (within the meaning of Treasury Regulation Section 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (and all predecessor regulations), (2) claimed any deduction, credit or other tax benefit by reason of any “tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder or any “confidential corporate tax shelter” within the meaning of former Section 6111(c) of the Code and the Treasury Regulations thereunder, or (3) purchased or otherwise acquired an interest in any “potentially abusive tax shelter” within the meaning of Treasury Regulation Section 301.6112-1. The Companies have disclosed on their Tax Returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of applicable Laws);

(xiii) No Seller is party to an equipment lease currently in force and effect that was entered into prior to January 1, 1986;

(xiv) None of the assets of any Company is tax-exempt use property within the meaning of Section 168(h) of the Code;

(xv) No Company is a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2; and

(xvi) no Company has made an election on Form 8832 in the last five (5) years.

3.11 Contracts and Commitments.

(a) Except as set forth on Schedule  3.11(a) or Schedule  3.14(a), none of the Companies is party, or subject, to any:

(i) agreement relating to any completed or pending business acquisition or divestiture since January 1, 2017;

(ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan;

(iii) equity option or similar plan;

(iv) contract (A) for the employment of any officer, individual employee or other person by any Company, (B) providing for the payment of any cash or other compensation or benefits by any Company upon the consummation of the transactions contemplated hereby, or (C) that provides severance or other benefits from any Company to any person;

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(v) agreement under which any of the Companies created, incurred or assumed any Indebtedness (including any conditional sales agreement, sale-leaseback or capitalized lease) or mortgaged, pledged or otherwise granted a Lien on any portion of any of the Companies’ assets, other than the Permitted Liens;

(vi) guaranty of any Indebtedness;

(vii) lease or agreement under which it is lessee of or holds or operates any personal property owned by any other Person, for which the annual rental exceeds $100,000;

(viii) lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $100,000;

(ix) other contract, lease or agreement that cannot be canceled by a Company without penalty or further payment or obligation and without more than ninety (90) days’ notice and with remaining fixed payments in excess of $100,000 under any such contract;

(x) agreement containing covenants that in any way purport to restrict the right of any Company to engage in its current line of business, engage in any line of business, compete with any Person, or solicit customers;

(xi) hedging arrangement or forward, swap, derivatives or futures contract;

(xii) joint venture, partnership, franchise, joint marketing agreement or any other similar contract or agreement (including sharing of profits, losses, costs or liabilities by any Company with any other Person);

(xiii) material licensing agreement or other material contract or agreement with respect to Intellectual Property, including material contracts or agreements with current or former employees, consultants or contractors regarding the appropriation or non-disclosure of any Intellectual Property, other than contracts with less than $100,000 fixed payments remaining;

(xiv) agreement under which any Company has made loans or advances to any other Person, and such advances or loans remain outstanding in an amount of greater than $5,000, except advancement of reimbursable ordinary and necessary business expenses made to directors, managers, officers, employees and independent contractors (including but not limited to advances to owner-operators for vehicle repairs) of any Company in the ordinary course of business;

(xv) contract or agreement with any consultant or employee or any current or former officer, director, manager, equity holder, or Affiliate of the Companies;

(xvi) settlement, excluding worker’s compensation matters, the performance of which will involve payment after the date of this Agreement of consideration in excess of $100,000 or governmental monitoring, consent decree or reporting responsibilities;

(xvii) contracts with Governmental Authorities;

(xviii) contract or agreement, not otherwise covered by the foregoing, that is otherwise material to the Companies, taken as a whole, except for contracts or agreements entered into in the ordinary course of business;

(xix) all other contracts involving aggregate consideration in excess of $100,000 annually that are not terminable by Seller upon notice of ninety (90) days or fewer and not of a type required to be disclosed pursuant to any other clause of this Section 3.10 or

(xx) amendment, supplement and modification (whether oral or written) in respect of any of the foregoing other than amendments, supplements and modifications entered into in the ordinary course of business.

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(b) Except as set forth on Schedule 3.11(a) or Schedule 3.14(a), the Companies have made available to Buyer a true, correct and complete copy of each written agreement set forth on Schedule 3.11(a) or Schedule 3.14(a), including all modifications and amendments thereto. Except as set forth on Schedule 3.02, Schedule 3.11(a) or Schedule 3.14(a), with respect to each agreement set forth on Schedule 3.11(a) or Schedule 3.14(a), such agreement: (i) is valid, binding and in full force and effect in all material respects; (ii) will remain unmodified and in full force and effect immediately after the Closing without any right on the part of any counterparty, including with the passage of time or notice, or both, to terminate, modify or impose any penalty as a result of the transactions contemplated hereby; (iii) is and will remain, including with the passage of time or notice, or both, immediately after the Closing enforceable by the applicable Company in accordance with its respective terms (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies); and (iv) none of the Companies, nor, to Sellers’ Knowledge, any other party, is in material breach or default under such agreement. No Company has received any written notice (or to Sellers’ Knowledge, any other notice) of the intention of any party to terminate any agreement listed on Schedule 3.11(a). Except as set forth on Schedule 3.11(a), there are no oral agreements with respect to the subject matter of Schedule 3.11(a) or Schedule 3.14(a) that, individually or in the aggregate, are material to any Company.

(c) Schedule  3.11(c) sets forth a list of the Companies’ ten (10) largest customers (by consolidated revenue) for the 2021 fiscal year (the “Material Customers”). Except as set forth on Schedule 3.11(c), true, correct and complete copies of each transportation contract with a Material Customer, including all modifications and amendments thereto, have been provided to Buyer as of the Closing (collectively, “Customer Contracts”). None of the Companies, nor, to Sellers’ Knowledge, any other party, is in material breach or default under such Customer Contract. Other than customary notice to the applicable Company that such Company must bid to continue to provide services to a customer as part of the customer’s normal bid cycles, no Company has received written notice (or, to Sellers’ Knowledge, any other notice) from any customer party to a Customer Contract that such customer intends to terminate, substantially modify, fail to renew, or reduce volumes substantially under, any such Customer Contract.

(d) Schedule  3.11(d) sets forth a list of the Companies’ ten (10) largest vendors or suppliers (by consolidated expenses) for the 2021 fiscal year (the “Material Vendors”). Except as set forth on Schedule 3.11(d), true, correct and complete copies of the contracts with each Material Supplier, including all modifications and amendments thereto, have been provided to Buyer as of the Closing (collectively, “Vendor Contracts”). None of the Companies, nor, to Sellers’ Knowledge, any other party, is in material breach or default under such contract. No Company has received written notice (or, to Sellers’ Knowledge, any other notice) from any vendor party to a Vendor Contract that such vendor intends to terminate, substantially modify, fail to renew or reduce volumes substantially under any such Vendor Contract.

3.12 Intellectual Property.

(a) All of the patents, registered trademarks, registered service marks, registered copyrights and applications for any of the foregoing Intellectual Property, owned by the Companies (collectively, the “Registered Intellectual Property”) are set forth on Schedule  3.12(a)(i). All currently due maintenance fees or renewal fees for the Registered Intellectual Property have been paid and all currently due documents and certificates for such Registered Intellectual Property have been filed with the relevant patent, copyright, trademarks, or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Registered Intellectual Property. The Intellectual Property owned by the Companies and the Intellectual Property licensed by the Companies from third parties (collectively, the “Company Intellectual Property”) is all of the material Intellectual Property that is used by the Companies in the conduct of their businesses as currently conducted. Schedule  3.12(a)(ii) sets forth each material license or sublicense that the Companies have granted to any third party with respect to any Intellectual Property. Except as set forth on Schedule 3.12(a)(iii), no Seller nor any Affiliate of any Seller (other than the Companies) has any rights in any Company Intellectual Property.

(b) Except as set forth on Schedule  3.12(a), the Companies own and possess all right, title and interest in and to, or possesses the valid right to use, all Intellectual Property used by them. Except as set forth on Schedule  3.12(a), (i) to Sellers’ Knowledge, the conduct of their businesses by the Companies as currently conducted and as it has been conducted in the past three (3) years has not and does not infringe, misappropriate, dilute, or otherwise violate the Intellectual Property of any Person; (ii) there are no pending actions alleging that the Companies are infringing, misappropriating, diluting or otherwise violating any Intellectual Property of any Person or that seek to limit or challenge the validity, enforceability, ownership or use of the Intellectual Property owned by the Companies and used in their businesses; and (iii) none of the Companies has received in the past three (3) years any written claim from any Person alleging any Intellectual Property infringement, misappropriation, dilution or other such violations. There are no outstanding judicial or administrative orders to which any Company is a party or by which it is bound, which restricts the rights to use any of the Intellectual Property owned by the Companies or used in their businesses.

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(c) The Companies have provided Buyer with a true, correct, and complete copy of the Companies’ company handbooks, which contain a description of steps taken to protect, and, where applicable, maintain in confidence, trade secrets of the Companies and third parties. Except as set forth in Schedule  3.12(b), no present or former officer, director, manager, employee or contractor of any Company, has any ownership interest, in whole or in part, in any Intellectual Property owned or used by the Companies, or the right to receive royalty or other payments for Intellectual Property used by the Companies.

(d) The Companies own or lease all Computer Systems that are necessary for the operation of their businesses. In the past twenty-four (24) months, there has been no failure of or other material substandard performance of any Computer Systems, which have caused any material disruptions to the businesses of Companies. The Companies have taken commercially reasonable steps to provide for the back-up and recovery of data and information and commercially reasonable disaster recovery plans, procedures and facilities, and as applicable, have taken commercially reasonable steps to implement such plans and procedures. The Companies have taken commercially reasonable actions to protect the integrity and security of the Computer Systems and software information stored thereon from unauthorized use, access, or modification by third parties. The Companies have pursuant to software licenses the number of users or seats used in the businesses of the Companies as currently conducted.

(e) Except as set forth on Schedule  3.12(e), the Companies have possession of a copy of all material Technology related to the operation of the businesses of the Companies as conducted as of the date hereof and during the twelve (12) month period preceding the Closing Date.

(f) Except as set forth on Schedule 3.12(f), none of the Software owned and/or currently under development by any of the Companies is subject to the provisions of any Open Source Code license or other contract which would reasonably be expected to: (i) require or condition the use or distribution of such Software; (ii) require the license of such Software or any portion thereof for the purpose of making modifications or derivative works; (iii) require the distribution of such Software or any portion thereof without charge; (iv) require or condition the disclosure, licensing or distribution of any source code or any portion of Software; or (v) otherwise impose a limitation, restriction or condition on the right of any of the Companies to use or distribute any Software or any portion thereof.

(g) The execution, delivery and performance by the Companies of this Agreement and the consummation of the transactions contemplated hereby do not result in any Person having the right to:

(i) encumber or adversely affect the right to use any Intellectual Property presently owned or used by the Companies in the conduct of their businesses, as conducted as of the date hereof; or

(ii) cause any of the Companies to be contractually obligated to pay any royalties or other amounts to any third party in excess of the amounts that such party would have been obligated to pay if this Agreement had not been executed, delivered and performed or the transactions contemplated hereby consummated.

3.13 Litigation. Except as set forth on Schedule  3.13, (a) there are no actions, suits or proceedings pending or, to Sellers’ Knowledge, threatened, against or affecting any of the Sellers, or any of their respective assets, officers, directors, managers, agents, employees, predecessors or indemnified persons in their capacities as such, at law or in equity, before or by any Governmental Authority or arbitration or mediation authority in each case in which a reserve in excess of $50,000 has been established or any Company’s maximum estimated liability is in excess of $50,000, (b) none of the Sellers is a party to or subject to any outstanding judgment, order or decree of any Governmental Authority or arbitration or mediation authority, and (c) there are no unsatisfied judgments, penalties or awards against any Seller.

3.14 Employee Benefit Plans.

(a) Schedule  3.14(a) lists each of the following that is sponsored, maintained or contributed to by any Company for the benefit of employees, former employees, “leased employees” (as defined in Section 414(n) of the Code), former “leased employees” (as defined in Section 414(n) of the Code), providing services to or for any Company, or with respect to any Company has any liability:

(i) each “employee benefit plan,” as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”); and

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(ii) each personnel policy, equity option plan, equity purchase plan, equity appreciation rights, phantom equity plan, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance or retention, or change-in-control pay plan, policy or agreement, deferred compensation agreement or arrangement, executive compensation or supplemental income arrangement, consulting agreement, employment agreement and each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described in Section 3.14(a) (each, a “Benefit Program”).

(b) With respect to each Plan, the Companies have made available to Buyer copies (as applicable) of (i) the Plan document currently in effect, and any related trusts, insurance, group annuity contracts and each other funding or financing arrangement related thereto, including any amendments, (ii) the most recent summary plan description, (iii) the most recent determination letter or opinion letter received from the Internal Revenue Service, (iv) with respect to the Companies’ 401(k) Plan only, the latest financial statements, and (v) the two most recent Form 5500 annual reports.

(c) No Plan is subject to Title IV of ERISA nor, after giving effect to the waivers contained in this Section 3.14(c), does any Plan provide for medical or life insurance benefits to retired or former employees of any Company (other than (i) as required by Law, including, without limitation, Code Section 4980B, (ii) benefits through the end of the month of termination of employment, (iii) death benefits attributable to deaths occurring at or prior to termination of employment, (iv) disability benefits attributable to disabilities occurring at or prior to termination of employment, and (v) conversion rights). No Company or any ERISA Affiliate of any Company sponsors, maintains, contributes to or has sponsored, maintained, or contributed to (nor is any Company or ERISA Affiliate of any Company obligated to contribute to), or has any current or potential obligation or liability under or with respect to (I) any “multiemployer plan” (as defined in Section 3(37) of ERISA), (II) any “defined benefit plan” (as defined in Section 3(35) of ERISA), (III) any “multiple employer plan” (as defined in Section 210 of ERISA or Section 413(c) of the Code), or (IV) any “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No Company or any ERISA Affiliate of any Company is a “contributing sponsor” of any single-employer plan within the meaning of Section 4001(a)(13) of ERISA.

(d) Except as set forth on Schedule  3.14(d):

(i) Each Plan and Benefit Program complies in form and operation in all material respects with its terms and the requirements of the Code, ERISA, COBRA, and all other applicable Laws;

(ii) Each Plan that is intended to be qualified under Section 401(a) of the Code (A) is the subject of an unrevoked favorable determination letter from the Internal Revenue Service with respect to such Plan’s qualified status under the Code, (B) has a timely filed request for such a letter pending with the Internal Revenue Service or (C) is a prototype or volume submitter plan entitled, under applicable Internal Revenue Service guidance, to rely on the favorable opinion or advisory letter issued by the Internal Revenue Service to the sponsor of such prototype or volume submitter plan, and, to Sellers’ Knowledge, no amendments have been made to any such Plan following the receipt of the most recent determination, opinion or advisory letter applicable to such Plan that would jeopardize such Plan’s qualified status;

(iii) There are no actions, suits or claims (other than claims in the ordinary course of business that do not involve any action or suit and domestic relations order proceedings) for benefits under such plans pending or, to Sellers’ Knowledge, threatened against any of the Plans, or Benefit Programs or their assets;

(iv) No Company has acted or failed to act in a manner that would result in imposition on any Company of (A) material breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a material civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or (C) a material tax imposed pursuant to Chapter 43 of Subtitle D of the Code;

(v) To Sellers’ Knowledge, there is no matter pending (other than routine qualification determination filings) with respect to any of the Plans before the Internal Revenue Service, the Department of Labor or the Pension Guaranty Benefit Corporation; and

(vi) No trust funding a Plan is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code.

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(e) All contributions (including all employer contributions and employee salary reduction contributions) that are due and owing have been paid to each Plan that is an “employee pension benefit plan” (or related trust or held in the general assets of any Company, as appropriate), and all contributions for any period ending on or before the Closing Date that are not yet due have been paid to each such Plan or fully accrued on the Financial Statements to the extent required by GAAP. All premiums or other payments that are due and owing for all periods ending on or before the Closing Date have been paid or accrued on the Financial Statements with respect to each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) to the extent required by GAAP.

(f) Each Plan that is an “employee welfare benefit plan” (as defined in Section 3(l) of ERISA) may be unilaterally amended or terminated in its entirety in accordance with its terms without material liability to any Company, except as to benefits accrued thereunder prior to such amendment or termination.

(g) Schedule  3.14(g) lists any Plans and Benefit Programs that, considered individually or considered collectively with any other such Plans or Benefit Programs, will, or could reasonably be expected to give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G of the Code (a “Section 280G Payment”) as a result of the transactions contemplated by this Agreement, along with the name of the individual(s) to whom such Section 280G Payment is owed and the amount of such Section 280G Payment. There is no contract, agreement, plan or arrangement to which any Company is a party to or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code due to a Section 280G Payment.

(h) Each Plan and Benefit Program that is a nonqualified deferred compensation plan subject to Section 409A of the Code is identified as such in Schedule 3.14(a) and has been maintained in accordance with Section 409A of the Code.

(i) Schedule 3.14(i) contains a true and correct list of the name of each individual who has elected to receive COBRA continuation coverage under any and all of the Companies’ Plans or Benefit Programs, the date on which each such individual elected COBRA continuation coverage, and the length of COBRA continuation coverage elected by each such individual.

3.15 Insurance. Schedule  3.15 lists each insurance policy maintained by or otherwise covering any Company and the insurer, coverage, policy limits and self-insurance or co-insurance arrangements by or affecting any Company, but excluding any insurance policy maintained by any of the Companies’ owner-operators pursuant to the requirements of the Companies (collectively, the “Insurance Policies”). All such Insurance Policies are in full force and effect, and no written notice of non-renewal, cancellation or termination has been received in writing by the applicable Company with respect to any such Insurance Policy. No Company has failed to give any notice or present any material claim under any Insurance Policy in due and timely fashion or as required by any Insurance Policy. The Insurance Policies have not been subject to any lapse in coverage since January 1, 2017. No Company is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable laws and contracts to which Seller is a party or by which they are bound.

3.16 Compliance with Laws. Subject to the last sentence of this Section 3.16, and except as otherwise set forth on Schedule 3.16, (a) since January 1, 2020, each Company has complied in all material respects, with all Laws, with which noncompliance reasonably could be expected to have a material impact on the Companies taken at a whole; (b) no investigation or review by any Governmental Authority with respect to any Company is pending or, to Sellers’ Knowledge, threatened against any Company; and (c) no written notices have been received by any Company since January 1, 2020, alleging (i) a violation of any such Laws or (ii) any obligation on the part of any Company to bear all or any part of the cost of any remedial action of any nature. The representations and warranties in this Section 3.16 do not apply to any matters relating to (x) Tax, (y) employee benefits, or (z) Environmental Laws, environmental permits or environmental matters.

3.17 Environmental Matters.

(a) Except as set forth on Schedule 3.17, since January 1, 2016, each Company and its Affiliates, has complied in all material respects, with all Laws concerning pollution, protection of the environment, health and safety, or the emission, discharge, release or threatened release of any chemicals, petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes (“Hazardous Substances”) into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any Hazardous Substances (collectively, the “Environmental Laws”).

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(b) Except as set forth on Schedule 3.17, the Companies have obtained and are in compliance in all material respects with all permits, licenses and other authorizations required under Environmental Laws to carry on their respective businesses as conducted on the date hereof.

(c) Except as set forth on Schedule 3.17, since January 1, 2016, no Company, nor any Affiliate of any Company, has received any written notice of material violations or material liabilities arising under Environmental Laws relating to such Company or its facilities that remains pending or unresolved.

(d) Except as set forth on Schedule 3.17, there are no material actions, suits or proceedings pending or, to Sellers’ Knowledge, threatened against any Company, at law or in equity, or before or by any Governmental Authority under any Environmental Law, and no Company is subject to any outstanding material judgment, order or decree of any Governmental Authority pursuant to any Environmental Law.

(e) Except as set forth on Schedule 3.17, there are no material actions, suits or proceedings pending or, to Sellers’ Knowledge, threatened against any Company, at law or in equity, by any third party and no Company is subject to any outstanding material judgment, order or decree for monetary damages or injunctive relief arising out of the presence of any Hazardous Substance(s), oil, petroleum or petroleum products, underground storage tanks, or groundwater contamination that occurred prior to Closing and relating to any Leased Real Property. To the Sellers’ Knowledge, except as set forth on Schedule 3.17(a), there are no circumstances or facts that would be expected to lead to any third party claim for any Hazardous Substance(s), oil, petroleum or petroleum products, underground storage tanks, or groundwater contamination relating to any Leased Real Property.

(f) This Section 3.17 constitutes the sole and exclusive representations and warranties of the Sellers with respect to Environmental Laws, environmental permits or environmental matters.

3.18 Affiliated Transactions. Except as set forth on Schedule 3.18, no director, manager, officer, shareholder, equity holder or Affiliate of any Company, nor any individual in such director’s, manager’s, officer’s, shareholder’s, or equity holder’s immediate family or any entity controlled by any such director, manager, officer, shareholder, equity holder or Affiliate of any Company, (i) (A) is a party to any contract, agreement, commitment or transaction with any Company or (B) (except under terms of employment, as applicable) provides any services to any Company, (ii) has any interest in any tangible or intangible property used by any Company, or (iii) owns, directly or indirectly, any material interest in any person that competes with any Company in any material respect (it being agreed that the ownership of no more than two percent (2%) of any class of outstanding stock of any publicly traded corporation will not be deemed material for purposes of this Section 3.18).

3.19 Brokerage and Expenses. Except as set forth on Schedule 3.19, there are no claims for, and no Company has any liability to pay any, brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of any Company.

3.20 Sufficiency of and Title to Assets. The assets owned, leased or licensed by the Companies constitute all material assets used in connection with the businesses of the Companies, and such assets constitute all the assets sufficient for the Companies to continue to conduct their businesses in the same manner as they are presently being conducted. The owned assets of the Companies are not subject to any Liens except Permitted Liens.

3.21 Employee Relations. Except as set forth on Schedule  3.21, since January 1, 2017:

(a) none of the Companies has (i) been a party to any collective bargaining agreement; (ii) agreed to recognize a collective bargaining agent or received any application or petition for an election or for certification of a collective bargaining agent; or (iii) negotiated toward or agreed to negotiate toward any such agreement;

(b) there has not been any strike, slowdown, picketing, work stoppage, lockout, employee grievance process, organizational activity or other labor dispute involving any Company;

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(c) there has not been any proceeding relating to the alleged violation of any Law pertaining to labor relations, including any charge or complaint filed with the National Labor Relations Board, or any comparable Governmental Authority and there has not been any material proceeding relating to any alleged violation of any Law pertaining to employment relations, including any charge or complaint filed with the Equal Employment Opportunity Commission or any comparable Governmental Authority;

(d) the Companies have operated in compliance, in all material respects, with all applicable Laws relating to employment, employment standards, employment of minors, employment discrimination, health and safety, labor relations, withholding, wages and hours, workplace safety and insurance and/or pay equity; and

(e) there are no current or, to Sellers’ Knowledge, threatened investigations relating to the classification of independent contractors engaged by any Company, and no Company has received written notice from any Governmental Authority or other third party that such authority or other third party is seeking to reclassify or is disputing the classification of all or any material portion of such Company’s independent contractors as employees for any purpose.

3.22 Drivers.

(a) Except as set forth on Schedule 3.22(a), no Company:

(i) is required pursuant to contract or otherwise with any driver to segregate from its general funds monies collected for such driver or is otherwise restricted by any driver from use of those funds, except with respect to tax levies, garnishments and other amounts incurred in the ordinary course of business, including but not limited to advances to drivers and owner-operators and maintenance escrows;

(ii) holds or is required to hold any portion of its accounts collected from any Person who is obligated on an account in respect of a driver’s services in trust for such driver; or

(iii) has any fiduciary relationship or duty to any driver arising out of or in connection with any contract with any driver or the transactions contemplated thereby.

(b) No driver, whether pursuant to contract or otherwise, at any time controls the method of collection of any Company’s accounts or restricts the use of proceeds thereof after receipt by such Company.

(c) No driver, whether pursuant to contract or otherwise, at any time has the right to seek payment from, or otherwise has recourse to, any Person obligated on an account for payables by any Company to such driver.

(d) All payments by each Company in respect of payables to drivers, whether pursuant to contract or otherwise, are made from such Company’s general funds in the ordinary course of business.

3.23 Independent Contractors. Since January 1, 2017, no Company has had any owner-operator drivers or compensates any driver classified as an independent contractor.

3.24 Permits. The Companies possess all material licenses, franchises, permits, certificates, consents, registrations, operating authority, or other similar authorizations of Governmental Authorities required to operate their businesses in all material respects as presently conducted (collectively, the “Permits”). Such Permits are in full force and effect and no proceeding is pending or, to Sellers’ Knowledge, threatened, which would reasonably be expected to result in the revocation or limitation of any Permit, except where such noncompliance, revocation or limitation would not result in a material liability to any of the Companies or material limitation on any of the Companies’ ability to operate their businesses as presently conducted. Except as set forth on Schedule 3.24, to Sellers’ Knowledge, none of the permits held by any Company will be terminated or impaired or become terminable as a result of the transactions contemplated by this Agreement.

3.25 Bank Accounts. Schedule 3.25 sets forth (a) the names and locations of all accounts at banks, trusts, companies, savings and loan associations and other financial institutions into which customers directly make payments.

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3.26 Loans to Officers, Directors, or Managers. Except as set forth on Schedule 3.26, no Company is party to any outstanding loans or advances, or provided any guaranty or other form of credit support, directly or indirectly, to or for the benefit of any officer, director, or manager of any Company, or to or for the benefit of any family member or Affiliate of such Persons.

3.27 Fair Competition. No Company has violated, attempted, planned, promised to or otherwise acted in contradiction to any commercial bribery, unfair competition or similar statute or regulation promulgated by any Governmental Authority. No Company has received written notice from any Governmental Authority of, or to Sellers’ Knowledge been investigated by any Governmental Authority with respect to, any such violation by any Company or any Affiliate thereof and, to Sellers’ Knowledge, no such investigation has been threatened or is pending.

Article 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing Date:

4.01 Good Standing. Each Buyer is a corporation duly organized and validly existing under the Laws of the State of Ohio.

4.02 Power and Authority; Authorization. Buyer has all requisite power and authority to execute and deliver the Transaction Documents to which Buyer is a party and to perform its obligations thereunder. The execution, delivery and performance by Buyer of the Transaction Documents to which it is a party and the consummation of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of Buyer, and no other corporate proceedings on Buyer’s (or any of its Affiliate’s) part are necessary to authorize the execution, delivery or performance of the Transaction Documents.

4.03 Enforceability. This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement is a valid and binding obligation of the Sellers and the Companies, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies. Each Transaction Document to which Buyer is a party, when executed and delivered by Buyer, will be duly executed and delivered by Buyer, and assuming that such Transaction Documents are valid and binding obligations of the other parties thereto, each such Transaction Document will constitute a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of equitable remedies.

4.04 No Conflicts. Except as set forth on Schedule  4.04, the execution, delivery and performance of the Transaction Documents to which it is a party by Buyer and the consummation of the transactions contemplated thereby do not conflict with or result in any breach of, constitute a default under, result in a violation of, result in the creation of any Lien upon any assets of Buyer or any of its Affiliates, or require any authorization, consent, approval or other action by or notice to any Governmental Authority or other third party that has not been obtained, under the provisions of Buyer’s certificate of incorporation or bylaws, or any agreement or instrument to which Buyer is bound, or any Law or order, judgment or decree of any Governmental Authority to which Buyer or any of its Affiliates is subject.

4.05 Litigation. There are no actions, suits or proceedings pending or, to Buyer’s Knowledge, threatened against or affecting Buyer or its Affiliates at law or in equity, by or before any Governmental Authority, or arbitration or mediation authority, which could adversely affect Buyer’s performance under any Transaction Document to which it is a party or the consummation of the transactions contemplated thereby.

4.06 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

4.07 Investigation; No Other Representations.

(a) In entering into this Agreement and the other Transaction Documents to which it is a party, Buyer has relied solely upon its own due diligence, investigation, review and analysis of the information provided by Sellers and its representatives, advisors, or agents and upon the representations, warranties, covenants, and agreements of Sellers expressly set forth in this Agreement or in any Transaction Document or certificate delivered by any Company to Buyer, and not on any representations, warranties, statements or omissions by any Person other than Sellers, or by Sellers other than those specific representations, warranties, covenants, and agreements expressly made by Sellers in this Agreement or in any Transaction Document or certificate delivered by any Company to Buyer.

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(b) BUYER ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS MADE BY SELLERS THAT ARE EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN ANY TRANSACTION DOCUMENT OR IN ANY CERTIFICATE DELIVERED BY ANY COMPANY TO BUYER HEREUNDER OR PURSUANT TO ANY TRANSACTION DOCUMENT, EACH SELLER AND EACH COMPANY EXPRESSLY DISCLAIMS AND MAKES NO, AND SHALL NOT BE DEEMED TO HAVE MADE ANY, REPRESENTATION, WARRANTY, COVENANT, OR AGREEMENT OF ANY KIND (WHETHER EXPRESS OR IMPLIED) TO BUYER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES, COVENANTS, AND AGREEMENTS EXPRESSLY CONTAINED IN THIS AGREEMENT, NONE OF THE BUYER, ANY OF ITS AFFILIATES, NOR ANY OTHER PERSON ACTING ON BEHALF OF THE BUYER MAKES ANY REPRESENTATION OR WARRANTY TO ANY COMPANY (WHETHER EXPRESS OR IMPLIED). NOTHING HEREIN SHALL BE DEEMED TO AFFECT ANY CLAIM FOR “FRAUD” AS DEFINED HEREIN.

Article 5

INDEMNIFICATION

5.01 Survival. All of the representations and warranties contained in Article 2, Article 3, and Article 4 and the right of any Person to assert any claim for indemnification or recovery from the Escrow Account in respect thereof pursuant to this Article 5 will survive the Closing, but will terminate and be of no further force or effect after the date eighteen (18) months after the Closing Date; provided, however, that notwithstanding the foregoing, (a) the representations set forth in Section 2.01 (Organization; Power and Authority; Enforceability), Section 2.03 (Title), Section 2.04 (Brokerage), Section 3.01 (Organization; Power and Authority; Enforceability), Section 3.02(a) (Authorization), Section 3.03 (Subsidiaries and Equity Securities), Section 3.10 (Taxes), Section 3.19 (Brokerage and Expenses), Section 4.01 (Good Standing), Section 4.02 (Power and Authority; Authorization), Section 4.03 (Enforceability), Section 4.06 (Brokerage), (collectively, the “Fundamental Representations”), will survive the Closing, but will terminate and be of no further force or effect after the fifth (5th) anniversary of the Closing Date, and (b) the representation set forth in Section 3.09(a) (Tractors and Trailers) will survive the Closing, but will terminate and be of no further force or effect after the date ninety (90) days after the Closing Date. All covenants and agreements that require performance after the Closing will survive in accordance with their terms and applicable Law.

5.02 Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 5), Buyer will indemnify the Sellers and hold them harmless from any Losses incurred by it to the extent resulting from any (a) breach or inaccuracy of any representation or warranty of Buyer contained in Article 4, (b) nonfulfillment or breach of any covenant or agreement of Buyer contained in this Agreement, or (c) nonfulfillment or breach of any covenant or agreement of the Companies requiring performance by any Company after the Closing. All payments under this Section  5.02 will be deemed to be adjustments for Tax purposes to the aggregate Purchase Price paid by Buyer for the Purchased Assets.

5.03 Indemnification by Sellers.

(a) From and after the Closing (but subject to the provisions of this Article 5), each Company will, severally and jointly, indemnify Buyer and each of Buyer's Affiliates and representatives (all such foregoing persons, collectively, the “Buyer Indemnitees”) and hold the Buyer Indemnitees harmless from any Losses incurred by a Buyer Indemnitee, to the extent resulting from:

(i) a breach by any Company of any representation or warranty contained in Article 2 or Article 3 (except for a breach of any of the Fundamental Representations);

(ii) a breach by any Company of any of the Fundamental Representations;

(iii) any nonfulfillment or breach of any covenant or agreement of any Company contained in this Agreement;

(iv) any Indebtedness or Transaction Expenses not paid at or prior to the Closing and not taken into account in determining the Final Aggregate Closing Consideration;

(v) any Seller Taxes; or

(vi) any Excluded Liability.

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All payments under this Section  5.03 will be deemed to be adjustments for Tax purposes to the aggregate purchase price paid by Buyer for the Purchased Assets.

5.04 Escrow; Certain Limitations.

(a) At any time and from time to time after the Closing through the applicable survival date set forth in Section 5.01 hereof, the Buyer Indemnitees will be entitled to make claims against the Escrow Account in respect of Losses for which they are indemnified hereunder.

(b) Notwithstanding anything herein to the contrary, the rights of Buyer pursuant to this Article 5 will be subject to the following limitations:

(i) no Buyer Indemnitee will be entitled to indemnification pursuant to Section 5.03(a)(i) unless and until the aggregate amount of Losses that otherwise would be payable to any one or more Buyer Indemnitees exceeds on a cumulative basis an amount equal to $250,000 (the “Deductible”), in which case the Sellers shall be liable for only those Losses in excess of the Deductible (subject to all other applicable requirements and limitations contained herein). The Deductible shall not apply to Losses that are subject to indemnification under Sections 5.03(a)(ii)– 5.03(a)(vi); and

(ii) the amount that the Buyer Indemnitees may recover with respect to any and all Losses (A) under Section 5.03(a)(i) will not exceed, in the aggregate, the Escrow Amount and (B) under Sections 5.03(a)(ii)–5.03(a)(vi) will not exceed, in the aggregate, the Final Aggregate Closing Consideration proceeds actually received by the Sellers pursuant to this Agreement.

(c) No later than ten (10) Business Days following the date eighteen (18) months after the Closing Date (the “Release Date”), Buyer and the Sellers’ Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to distribute to the Sellers to the accounts specified by Sellers on the Allocation Schedule in accordance with each Seller’s Proportionate Interest, by wire transfer of immediately available funds, an amount equal to the funds remaining in the Escrow Account, less the amount for which Buyer Indemnitees will have, prior to the applicable date set forth in Section 5.01, made a valid claim pursuant to the procedures set forth in this Article 5 and for which recovery has not been satisfied from the Escrow Account as of the relevant date (the “Outstanding Escrow Claims”). As soon as any Outstanding Escrow Claim that is unresolved as of the Release Date is resolved pursuant to the procedures set forth in this Article 5 and funds in the amount of the Outstanding Escrow Claims are delivered to the Buyer Indemnitees in respect of such resolved Outstanding Escrow Claim, the Escrow Agent will distribute, pursuant to joint written instructions from Buyer and the Sellers’ Representative, to the Sellers’ Representative (on behalf of Seller), the remaining funds held in the Escrow Account, less any unresolved Outstanding Escrow Claims.

(d) All payments made from the Escrow Account will be deemed to be adjustments for Tax purposes to the aggregate Purchase Price paid by Buyer for the Purchased Assets.

(e) Except for Buyer pursuant to Section 1.06, no Person will have any obligation to fund or replenish the Escrow Account at any time.

(f) For purposes of this Article 5, the amount of any Loss sustained by Buyer as a result of any inaccuracy in or breach of any such representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

5.05 Procedures Relating to Indemnification.

(a) Subject to the limitations set forth elsewhere in this Article 5, in order for any Person (such Person the “Claiming Party”) to be entitled to indemnification or recovery under this Agreement in respect of a claim or demand made by any Person (other than any Affiliate of Buyer) against the Claiming Party (a “Third Party Claim”), such Claiming Party will notify Buyer (in cases of claims for indemnification under Section  5.02) or the Sellers’ Representative (in cases of claims for indemnification under Section  5.03) (in either case, the “Defending Party”) in writing, and in reasonable detail, of the Third Party Claim as promptly as reasonably possible after receipt by such Claiming Party of notice of the Third Party Claim; provided, however, that failure to give such notification on a timely basis will not affect the indemnification or escrow recovery, except to the extent the Defending Party will have been actually and materially prejudiced as a result of such failure. Thereafter, the Claiming Party will deliver to the Defending Party, reasonably promptly after the Claiming Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Claiming Party relating to the Third Party Claim.

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(b) If a Third Party Claim is made against a Claiming Party, the Defending Party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with reputable counsel selected by the Defending Party, so long as the requirements of this Section 5.05(b) remain true: (i) the Defending Party notifies the Claiming Party within thirty (30) days after the Claiming Party has given written notice of a Third Party Claim to the Defending Party (unless in such notice the Claiming Party certifies, in good faith, that the failure to assume such defense within fifteen (15) days would materially prejudice the Claiming Party by a delay in assuming the defense beyond fifteen (15) days, in which case, the Claiming Party will have the right to assume the defense subsequent to the expiration of such fifteen (15) day period if the Defending Party fails to so assume the defense thereof), that the Defending Party is assuming the defense of such Third Party Claim; and (ii) the Defending Party conducts the defense of the Third Party Claim in an active and diligent manner; provided, however, that the Defending Party will not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if (x) the Third Party Claim relates to any criminal proceeding, action, indictment, allegation or investigation, or (y)  seeks an injunction or other equitable relief against the Indemnified Party; provided further, that if a Company is the Defending Party, then such Defending Party will not be entitled to assume the defense (unless otherwise agreed to in writing by the Claiming Party) if the Third Party Claim is against a customer of the Buyer or Buyer’s Affiliates. Should a Defending Party so elect to assume the defense of a Third Party Claim, the Defending Party will not be liable to the Claiming Party for legal expenses subsequently incurred by the Claiming Party in connection with the defense thereof unless the employment of separate counsel will have been authorized in writing by the Defending Party in connection with the defense of such Third Party Claim. If the Defending Party assumes such defense, the Claiming Party will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Defending Party, it being understood, however, that the Defending Party will control such defense (including any settlement with respect thereto); provided, however, that the Defending Party will obtain the prior written consent of the Claiming Party (which will not be unreasonably withheld, conditioned or delayed) before entering into any settlement, compromise, admission or acknowledgement of the validity of the Third Party Claim if such resolution would involve anything other than the payment of monetary damages in an amount less than the amount remaining in the Escrow Account and does not include an unconditional provision whereby the plaintiff or claimant in the matter releases the Claiming Party and all of its Affiliates and representatives from all liability with respect thereto. If the Defending Party chooses to defend any Third Party Claim, then all the parties hereto will cooperate in all reasonable respects in the defense or prosecution of such Third Party Claim, including by retaining and (upon the Defending Party’s request) providing to the Defending Party all records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sellers’ Representative will act on behalf of all Defending Parties in the case of all Third Party Claims with respect to which Buyer is seeking indemnification pursuant to Section 5.03(a)(i) or funds from the Escrow Account under Section  5.04. Whether or not the Sellers’ Representative will have assumed the defense of a Third Party Claim, neither Buyer nor any of its Affiliates will admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim for which any sums are recoverable from the Escrow Account without the prior written consent of the Sellers’ Representative (which will not be unreasonably withheld, conditioned or delayed).

(c) In any case in which a Claiming Party seeks indemnification or recovery from the Escrow Account under this Agreement not arising out of a Third Party Claim (a “Direct Claim”), the Claiming Party will notify the Defending Party in writing of any Losses that such Claiming Party claims are subject to indemnification or recovery from the Escrow Account under the terms of this Agreement. The notice will describe the indemnification sought in reasonable detail to the extent known, shall include copies of written evidence thereof (to the extent reasonably available), and will indicate the amount (estimated, if necessary, and if then estimable) of the Loss that has been or may be suffered. Subject to the limitations set forth in Section 5.04(b) and this Section  5.05, the failure of the Claiming Party to exercise promptness in such notification will not amount to a waiver of such Direct Claim unless and only to the extent that the resulting delay actually materially and adversely prejudices the position of the Defending Party with respect to such Direct Claim. The Defending Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Defending Party does not so respond within such thirty (30)-day period, the Defending Party shall be deemed to have accepted such Direct Claim and to have conclusively acknowledged his, her, or its obligation to indemnify the Claiming Party with respect to all Losses imposed on, sustained, incurred or suffered by the Claiming Party or asserted against the Defending Party in respect of such Direct Claim.

5.06 Determination of Loss Amount.

(a) Any Losses claimed hereunder will be calculated after taking into consideration the net proceeds (after taking into account the reasonable costs of collecting any such proceeds) of insurance or third party recoveries actually received by any Person entitled to indemnification or escrow recovery, as applicable. In the event that any such net proceeds of insurance or other third party recovery is made by any such Person with respect to any Loss for which any such Person already has been indemnified or otherwise recovered hereunder, then a refund equal to the aggregate net amount of the recovery from the insurance or other third party recovery will be made promptly to the Person providing the indemnity or other recovery hereunder. Buyer will use commercially reasonable efforts, consistent with Buyer’s past practices, to submit claims to insurance companies for Losses covered by insurance policies of the Companies or of Buyer. Buyer will use commercially reasonable efforts, consistent with Buyer’s past practices, to submit claims and seek indemnification from any third party Person (except insurance companies as discussed in the previous sentence) who may have an obligation to indemnify Buyer, its Affiliates, or the Companies against any such Losses.

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(b) No Person will be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder more than once in respect of any one Loss or related group of Losses. For example, Buyer Indemnitees will not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity hereunder with respect to any Loss arising from a breach of a representation or warranty set forth in Article 3 relating in any way to the Companies’ Indebtedness, Transaction Expenses, or Net Working Capital to the extent such Loss is factored into the amount of Assumed Indebtedness, Transaction Expenses, or Net Working Capital.

(c) Each Claiming Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that is reasonable likely to give rise thereto.

5.07 Acknowledgments.

(a) The right of Buyer Indemnitees and the Sellers to indemnification, escrow recovery, or other remedy based on the representations, warranties, covenants, and agreements contained herein, including, but not limited to, recovery from the Escrow Account, will not be affected or limited by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or agreement; provided, that if a Defending Party provides written evidence that (i) the party claiming entitlement to indemnification, escrow recovery, or other remedy based on the representations, warranties, covenants, or agreements contained herein was consciously aware (without an implied duty to investigate) that a specific representation, warranty, covenant, or agreement was inaccurate or not complied with prior to the Closing Date, and (ii) such party intended to make a claim for indemnification, escrow recovery, or other remedy after the Closing Date based on such inaccurate representation, warranty, covenant, or agreement, then such party will not be entitled to indemnification, escrow recovery, or other remedy based on such inaccurate representation, warranty, covenant, or agreement.

(b) With respect to claims under Section 5.03(a)(i), except for claims relating to breach of any of the Fundamental Representations or with respect to any Fraud, the Buyer Indemnitees will not be entitled to seek payment directly from any Seller with respect to any indemnification claim under this Agreement, until the Escrow Amount has been entirely released from the Escrow Account pursuant to this Article 5.

(c) Except with respect to determinations of the Independent Accountants under Sections 1.06 and 6.01, and the right to injunctive relief in respect of restrictive covenants, and the liability of any Seller for Fraud committed by such Seller, this Article 5 and the Escrow Agreement set forth the sole and exclusive remedy with respect to any and all rights, claims and causes of action Buyer may have against any Seller relating to the subject matter of this Agreement and the transactions contemplated hereby, whether arising under or based upon any law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law).

(d) Each Seller agrees that he or it will not make any claim for indemnification against Buyer or any of the Companies by reason of the fact that he or she was a controlling Person, director, manager, officer, employee, agent, or other representative of one or more of the Companies (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any legal requirement, organizational document, contractual obligation, or otherwise) with respect to any claim brought by any Buyer Indemnitee against any Seller under this Agreement. With respect to any claim brought by a Buyer Indemnitee against any Seller under this Agreement, each Seller expressly waives any right of subrogation, contribution, advancement, indemnification, or other claim against any of the Companies with respect to any amounts owed by him or it.

(e) Nothing in this Agreement shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of Fraud.

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Article 6

ADDITIONAL AGREEMENTS

6.01 Cooperation on Tax Matters.

(a) Buyer, the Companies, the Sellers’ Representative and the Sellers will cooperate, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each, a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of the Companies. Each of the Sellers’ Representative and Buyer agrees, upon request of the other, to use commercially reasonable efforts to obtain any certificate or other documentation from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer, the Companies or the Sellers, including, but not limited to, with respect to the transactions contemplated hereby; provided, however, that neither the Sellers’ Representative nor Buyer will be required to take any action (other than any action required by law or by contract or to prevent any breach of a provision of this Agreement other than this sentence) that would impose or increase any obligation on its part, unless the other party agrees in writing to indemnify such acting party for the relevant increase in obligation. The Companies and each Seller will (i) retain all books and records with respect to Tax matters pertinent to the Companies relating to any taxable period beginning before the Closing Date until thirty (30) days after the expiration of the statute of limitations (and, to the extent notified by Buyer or any Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Companies or the applicable Seller, as the case may be, will allow the other party to take possession of such books and records.

(b) All transfer, documentary, sales, use, stamp, registration or other similar Taxes imposed on the Companies or any Seller directly or indirectly as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) and any penalties or interest with respect to the Transfer Taxes will be borne fifty percent (50%) by Sellers and fifty percent (50%) by Buyer (for clarity, the costs of re-titling equipment and re-licensing tractors and trailers will not be considered Transfer Taxes and will be borne 100% by Buyer). Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. Buyer and the Sellers will cooperate in the filing of any returns with respect to the Transfer Taxes, including promptly supplying information in their possession that is reasonably necessary to complete such Tax Returns. To the extent known and agreed at Closing, Sellers’ portion of such Transfer Taxes will be paid from the Aggregate Closing Consideration and will be retained by Buyer at Closing for such purposes.

(c) With respect to any disagreement regarding Taxes, Buyer and the Sellers’ Representative will seek in good faith to resolve in writing any differences that they may have. If any disagreement cannot be resolved within a thirty (30) day period, Buyer and the Sellers’ Representative will submit such dispute to the Independent Accountants for resolution (and will take all actions reasonably requested by the Independent Accountants in connection with such resolution, including submitting written claims to the Independent Accountants if so requested), and the Independent Accountants will make a final determination. The Independent Accountants will make a determination only with respect to the matters still in dispute and, with respect to each such matter, their determination will be within the range of the dispute between Buyer and the Sellers’ Representative. The costs and expenses of the Independent Accountants will be allocated equally between Buyer and Sellers’ Representative (on behalf of Sellers in accordance with each Seller’s Proportionate Interest), and Buyer and Sellers’ Representative will each bear 50% of the Independent Accountants’ costs and expenses.

6.02 Further Assurances. From time to time from and after the Closing, as and when reasonably requested by any party hereto and at such requesting party’s expense, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions as the requesting party may reasonably deem necessary to evidence and effectuate the transactions contemplated by this Agreement.

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6.03 Access to Books and Records. From and after the Closing, Buyer will cause the Companies to provide the Sellers’ Representative and its authorized representatives with reasonable access (for the purpose of examining and copying) during normal business hours (and without causing undue interruption or interference with the Companies’ businesses) and with advance written notice to Buyer, to the books and records of the Companies with respect to periods or occurrences prior to the Closing Date for any reasonable purpose relating to this Agreement; provided, however, that notwithstanding the foregoing, the Sellers’ Representative and its authorized representatives are not entitled to access, review, examine or copy any books and records of the Companies containing any confidential information the disclosure of which is prohibited under a confidentiality or similar agreement with a third party or privileged (including attorney-client privilege) information unless in the case of confidential information that is not privileged (including attorney-client privilege) information such confidential information is reasonably necessary to the Sellers’ Representative’s duties relating to this Agreement and the Sellers’ Representative has executed a confidentiality agreement in form and substance reasonably satisfactory to the Companies. Unless otherwise consented to in writing by the Sellers’ Representative, Buyer will not, and Buyer will not permit the Companies to, for a period of five (5) years following the Closing Date, destroy or otherwise dispose of any books or records of the Companies, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior notice to the Sellers’ Representative and offering to surrender to the Sellers’ Representative such books and records or such portions thereof.

6.04 Non-Competition, Non-Solicitation and Non-Disclosure. Contemporaneously with the Closing, Joe Mangino, Alexandra Mangino and Mike Maiore shall each enter into a written Release, Confidentiality, Noncompetition and Nonsolicitation Agreement, in mutually agreed form (the “Restrictive Covenant Agreements”).

6.05 Repayment of Guarantied Obligations; Release of Guaranties; No Intercompany Obligations.

(a) From and after the Closing, Buyer will either (i) cause each Seller to be released from all personal guaranties under, or (ii) cause to be repaid without any liability on the part of each Seller, all of the Assumed Indebtedness of the Companies included in the calculation of Estimated Aggregate Closing Consideration, which Indebtedness has been personally guaranteed by any Seller.

(b) Effective as of the Closing, all obligations (other than the obligations contemplated by this Agreement and the other Transaction Documents) of the Companies to each Seller, and all obligations (other than the obligations contemplated by this Agreement and the other Transaction Documents) of each Seller to the Companies, are hereby canceled and of no further force or effect.

6.06 Employees; Employee Benefits.

(a) Effective on the Closing Date, the Sellers shall terminate all employees of the Business (other than Retained Employees) on the Closing Date (each, a “Subject Employee”), subject to Buyer’s covenant in subsection (b).

(b) Subject to the last sentence of this subsection (b), Buyer agrees to offer each Subject Employee employment on an “at will” basis (except any employees subject to employment agreements in effect after the Closing, who will be hired pursuant to the terms in such agreements) (each person accepting the offer of employment, a “Hired Employee”) and provide such Hired Employee with (i) base compensation that is no less favorable than the compensation provided to the Hired Employee immediately prior to the Closing; and (ii) employee benefits that are substantially comparable either to those provided by the Buyer to its similarly situated employees or those provided by the Companies to such Hired Employee immediately prior to the Closing, to the extent disclosed to the Buyer as of the date hereof. Nothing herein shall be deemed to require Buyer to (x) offer employment to any Subject Employee, (y) retain any Hired Employee for any particular period of time or (z) to continue to employ any Hired Employee, in each case, who does not meet Buyer’s employment standards for similarly situated employees (it being agreed that FMLA leave, medical leave, pre-existing conditions, and similar factors will not be used to disqualify any Subject Employee in relation to Buyer’s initial offer of employment).

(c) The Companies shall be solely responsible, and Buyer shall have no obligations whatsoever, for any compensation or other amounts payable to any current or former employee, officer, or director of the Business, including, without limitation, hourly pay, commission, bonus, salary, transaction bonuses, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period of service with Seller at any time prior to the Closing Date, all of which (other than transaction bonuses) shall be included in the Retained Payables Amount and Net Working Capital so that the payment thereof is made by the Companies after giving effect to the foregoing. Buyer shall be solely responsible, and the Companies shall have no obligations whatsoever, for any compensation or other amounts payable to any employee, officer or director of the Business, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, relating to any period of time on or after the Closing Date including, but not limited to, in connection with any services provided to Buyer by such employee, officer, director, independent contractor or consultant of the Business.

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(d) The Companies shall remain solely responsible, and Buyer shall have no obligations whatsoever, for the satisfaction of all invoices for services provided prior to the Closing Date (regardless of whether the provider invoices the Companies for such services before, on, or after the Closing Date) for medical, dental, COBRA continuing coverage, life insurance, health, accident or disability benefits brought by or in respect of pre-Closing employees, officers, or directors of the Business or the spouses, dependents or beneficiaries thereof. The Buyer shall be solely responsible, and the Companies shall have no obligations whatsoever, for the satisfaction of all invoices for services provided on or after the Closing Date for medical, dental, COBRA continuing coverage, life insurance, health, accident or disability benefits brought by or in respect of Hired Employees or the spouses, dependents or beneficiaries thereof. The Buyer shall be solely responsible for providing COBRA continuing coverage for any pre-Closing employees, officers, or directors of the Business or the spouses, dependents or beneficiaries thereof, who have elected or after the Closing validly elect to obtain COBRA coverage, including without limitation the individuals listed on Schedule 3.14(i) and each person who becomes a “M&A qualified beneficiary” as that term is defined in 26 C.F.R. § 54.4980B–9.

(e) Seller also shall remain solely responsible, and Buyer shall have no obligations whatsoever, for all workers’ compensation for any pre-Closing employees, officers, directors, independent contractors or consultants of the Business which relate solely to events occurring prior to the Closing Date. The Companies shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due (in each case, if and solely to the extent they are actually entitled thereto).

(f) Each Hired Employee shall be given (i) service credit for the purpose of eligibility under Buyer’s group health plan and eligibility and vesting only under Buyer’s defined contribution retirement plan for his or her period of service with Seller prior to the Closing Date; provided, however, that such service crediting shall be permitted and consistent with Buyer’s defined contribution retirement plan, and (ii) credit for paid time off days earned.

(g) Until at least December 31, 2022, to the extent permitted by such plans and applicable law, Buyer shall, or shall cause one of its Affiliates to, cause each compensation or employee benefit plan, program, or arrangement maintained or contributed to by the Buyer or such Affiliate and in which any Hired Employee is eligible to participate to treat the prior service of such Hired Employee with any of the Companies as service rendered to the Buyer or such Affiliate for all purposes under the employee benefit plans of the Buyer or its Affiliates (but not benefit accrual under a defined benefit plan of the Buyer or its Affiliates).

(h) Subject to the terms of the applicable plans of the Buyer and its Affiliates, with respect to any Hired Employee, each of the Buyer and its Affiliates (at their sole cost and expense) shall use reasonable best efforts to (i) waive any limitation on health and welfare coverage of such Hired Employee due to pre-existing conditions and/or waiting periods, active employment requirements, and requirements to show evidence of good health under the applicable health and welfare plan of the Buyer or such Affiliate to the extent such Hired Employee is covered under a health and welfare benefit plan maintained by any of the Companies immediately prior to the Closing Date and (ii) credit each Hired Employee with all deductible payments, co-payments and co-insurance paid by such Hired Employee and covered dependents under the medical employee benefit plan of any of the Companies prior to the Closing Date during the year in which the Closing occurs for the purpose of determining the extent to which any such Hired Employee and his or her dependents have satisfied their deductible and whether they have reached the out-of-pocket maximum under any medical plan maintained by the Buyer or such Affiliate for such year.

(i) Nothing in this Section 6.06, whether express or implied, shall (i) be treated as an amendment of, or undertaking to amend, any employee benefit plan, (ii) subject to the requirements of this Section 6.06, prohibit any Company, the Buyer or any of their respective Affiliates from amending or terminating any employee benefit plan, (iii) obligate any Company, the Buyer or any of their respective Affiliates to retain the employment of any particular employee, or (iv) confer any rights, benefits, remedies, obligations or liabilities hereunder upon any employee or other Person other than the parties hereto and their respective successors and permitted assignees.

Article 7

DEFINITIONS

7.01 Definitions. For purposes hereof, the following terms, when used herein with initial capital letters, will have the following meanings.

(a) Affiliate” of any particular Person means any other Person controlling, controlled by or under common control, directly or indirectly, with such particular Person, where control may be by either management authority or equity interest.

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(b) “Aggregate Closing Consideration” has the meaning set forth in Section 1.06(a).

(c) “Agreement” has the meaning set forth in the Preamble.

(d) “Allocation Schedule” has the meaning set forth in Section 1.05.

(e) “Assigned Contracts” has the meaning set forth in Section 1.1(b).

(f) “Assignment and Assumption Agreement” has the meaning set forth in Section 1.08(d).

(g) “Assignment and Assumption of Lease” has the meaning set forth in Section 1.08(f).

(h) “Assumed Indebtedness” has the meaning set forth in Section 1.03(b).

(i) “Assumed Liabilities” has the meaning set forth in Section 1.03.

(j) “Benefit Program” has the meaning set forth in Section 3.14(a)(ii).

(k) “Bill of Sale” has the meaning set forth in Section 1.08(c).

(l) “Bloomsburg Leased Real Property” has the meaning set forth in Section 1.08(i).

(m) “Bolingbrook Leased Real Property” has the meaning set forth in Section 1.08(i).

(n) “Business Day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday.

(o) “Buyer” has the meaning set forth in the Preamble.

(p) “Buyer Indemnitees” has the meaning set forth in Section 5.03(a).

(q) “Buyer’s Knowledge” or words of similar import means the actual knowledge of the following officers of Buyer, after reasonable inquiry: Joe Vitiritto and Allen West.

(r) “Cash and Equivalents” means, as of a particular time of determination, sum of the amounts recorded by the Companies in a combined basis consistent with past practices, and specified as Cash and Equivalents on the Reference NWC Schedule.

(s) “Claiming Party” has the meaning set forth in Section 5.05(a).

(t) “Closing” has the meaning set forth in Section 1.07.

(u) “Closing Consideration Notice of Disagreement” has the meaning set forth in Section 1.06(c).

(v) “Closing Date” has the meaning set forth in Section 1.07.

(w) “Closing Statement” has the meaning set forth in Section 1.06(b).

(x) “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

(y) “Code” means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(z) “Company” or “Companies” shall mean and refer to each of the Sellers and Mangino.

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(aa) “Company Charter Documents” has the meaning set forth in Section 1.04(a).

(bb) “Company Intellectual Property” has the meaning set forth in Section 3.12(a).

(cc) “Computer Systems” means computers and related equipment including central processing units and other processors (e.g. microprocessors and embedded processors), controllers, modems, communications and telecommunications equipment (e.g. voice, data, video), cables, storage devices, printers, terminals, other peripherals and input and output devices, and other tangible mechanical and electronic equipment intended for the input, output, storage, communication and retrieval of information and data, the absence of which would be reasonably likely to cause a material disruption to the operations of the business as currently conducted and is necessary for the operations of the business as currently conducted.

(dd) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, curfew, shut down, closure, sequester, safety or similar law, directive, pronouncement, guideline or recommendation promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, any interpretation thereof, any change in such law, directive, pronouncement, guideline, recommendation or interpretation, and any mitigation measures taken by the Sellers or any of their direct or indirect contractors, customers, suppliers, vendors or lessors, in each case, in connection with or in response to the COVID-19 Pandemic.

(ee) ”Current Assets” means, as of a particular time, the sum of the amounts recorded by the Sellers on a combined basis, consistent with past practice, that are specified as Current Assets on the Reference NWC Schedule (which for the avoidance of doubt excludes Cash and Equivalents).

(ff) “Current Liabilities” means as of a particular time, the sum of the amounts recorded by the Sellers on a combined basis, consistent with past practice, that are specified as Current Liabilities on the Reference NWC Schedule.

(gg) “Customer Contracts” has the meaning set forth in Section 3.11(c).

(hh) “Deductible” has the meaning set forth in Section 5.04(b)(i).

(ii) “Defending Party” has the meaning set forth in Section 5.05(a).

(jj) “Direct Claim” has the meaning set forth in Section 5.05(c).

(kk) “Disclosure Schedules” has the meaning set forth in the lead-in paragraph to Article 2.

(ll) “DOT” means the U.S. Department of Transportation.

(mm) “Electronic Delivery” has the meaning set forth in Section 8.17.

(nn) “Environmental Laws” has the meaning set forth in Section 3.17(a).

(oo) “ERISA” has the meaning set forth in Section 3.14(a)(i).

(pp) “ERISA Affiliate” means any trade or business related to a Seller under the terms of Sections 414(b), (c), (m), and (o) of the Code or Section 4001 of ERISA.

(qq) “Escrow Account” has the meaning set forth in Section 1.05.

(rr) “Escrow Agent” means First Horizon Bank, in its capacity as escrow agent.

(ss) “Escrow Agreement” has the meaning set forth in Section 1.05.

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(tt) “Escrow Amount” has the meaning set forth in Section 1.05.

(uu) “Estimated Aggregate Closing Consideration” means Sellers’ good faith estimate of the Aggregate Closing Consideration, determined in consultation with Buyer, at or prior to the Closing, based on the Reference NWC Schedule, and such adjustments of Indebtedness, Net Equipment Amount, Retained Payables Amount, and Transaction Expenses as may be reasonably practicable.

(vv) “Excluded Liabilities” shall have the meaning set forth in Section 1.04.

(ww) “Excluded Personal Assets” shall have the meaning set forth in Section 1.02(j).

(xx) “Final Aggregate Closing Consideration” has the meaning set forth in Section 1.06(f).

(yy) “Financial Statements” has the meaning set forth in Section 3.04.

(zz) “FMCSA” has the meaning set forth in Section 3.09(b).

(aaa) “Fraud” means common law fraud under the Laws of the state of Delaware. For the avoidance of doubt, “Fraud” does not include any claim for negligent misrepresentation or any torts based on negligence or recklessness.

(bbb) “Freight” means Metropolitan Freight Management, Inc., a New Jersey corporation.

(ccc) “Fundamental Representations” has the meaning set forth in Section 5.01.

(ddd) “GAAP” means accounting principles generally accepted in the United States.

(eee) “Governmental Authority” means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental regulatory authority, body or instrumentality.

(fff) “Hired Employees” has the meaning set forth in Section 6.06(a).

(ggg) “Hoya” has the meaning set forth in the Preamble.

(hhh) “Indebtedness” means, without duplication, any of the following and whether or not then due and payable: (i) the unpaid principal amount, together with any related unpaid accrued interest, of all current and long-term obligations of any of the Companies for amounts owed for borrowed money, and all whether represented by bonds, debentures, notes or other securities, (ii) all deferred obligations of any of the Companies for the payment of the purchase price of property or capital assets (iii) obligations of any of the Sellers to pay rent or other payment amounts under a lease of real or personal property which the Seller has classified and accounted for as a capital lease in the Financial Statements, (iv) any outstanding reimbursement obligation of any of the Companies with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of any Company pursuant to which the applicable bank or similar entity has paid thereunder obligations for which such Company is required to repay, (v) any payment obligation then due and payable of the Companies under any currency, commodity or interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (vi) all obligations secured by any Lien existing on property owned by the Sellers, and (vii) all guaranties, endorsements, assumptions and other contingent obligations of the Companies in respect of, or to purchase or to otherwise acquire, indebtedness of others the repayment of which is guaranteed by any of the Companies.

(iii) “Independent Accountants” means Schneider Downs LLP or such other independent accountants as the Sellers’ Representative and Buyer may mutually identify.

(jjj) “Insurance Policies” has the meaning set forth in Section 3.15.

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(kkk) “Intellectual Property” means any or all of the following, and all rights arising out of or associated therewith, throughout the world: (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisional, continuations and continuations-in-part thereof, including any design patents, industrial designs, and equivalent or similar statutory rights in inventions (whether patentable or not), software, invention disclosures, improvements, trade secrets, proprietary information, know-how, technology, technical data and customer lists; (ii) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; and (iii) all trade names, trademarks and service marks, trademark and service mark registrations and applications therefor, trade dress, protectable product configuration, domain names, telephone and fax numbers, know-how, logos, and slogans, whether at common law or statutory, and all goodwill of the Sellers.

(lll) “Intellectual Property Assignment” has the meaning set forth in Section 1.08(e).

(mmm) “Key Employees” means Matt Sullivan.

(nnn) “Key Employment Letter” has the meaning set forth in Section 1.08(o).

(ooo) “"Kiwi” means Kiwi Leasing, LLC, a Pennsylvania limited liability company.

(ppp) “Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

(qqq) “Leased Real Property” has the meaning set forth in Section 3.08(b).

(rrr) “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

(sss) “Liens” means any charge, claim, community or other marital property interest, lien, license, option, mortgage, security interest, pledge, right of way, easement, encroachment, servitude, encumbrance, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

(ttt) “Loss” means any loss, liability, obligation, claim, action, suit, proceeding, hearing, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling, damages, dues, penalty, fine, costs, judgments, amounts paid in settlement, expense (including costs of investigation and defense and reasonable attorneys’ fees), Tax or Lien whether or not involving a third-party claim; provided, however, in no event shall a “Loss” be deemed to include punitive damages or diminution in value and, in particular and without limiting the generality of the foregoing, no “multiple of earnings” or “multiple of cash flow” or similar valuation methodology shall be used in calculating the amount of any Loss.

(uuu) “LPOA” has the meaning set forth in Section 1.08(g).

(vvv) “Mangino” has the meaning set forth in the Preamble.

(www) “Material Adverse Effect” means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects and occurrences has had, or reasonably would be expected to have, a material adverse effect on the business, assets, liabilities, operations or financial condition of the Sellers, taken as a whole, or the ability of any Seller to consummate the transactions contemplated hereby, but will exclude any change, effect or occurrence to the extent arising or resulting from:

(i) any change in general business or economic (including financial, banking, and securities markets) or political conditions or social conditions in general (including the Pandemic and COVID-19 Measures), or in the industry in which a Company operates, that does not disproportionately and adversely affect such Company as compared to other Persons in such industry,

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(ii) national or international political or social conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to a declaration of a national emergency or war, or any escalation thereof, or the occurrence of any military or terrorist attack upon the Unites States of America or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States of America,

(iii) any epidemics, pandemics, or disease outbreaks, including the Pandemic, or any other public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States), or any other natural or man-made disaster or acts of God or any law, directive, pronouncement, guideline or recommendation promulgated by any Governmental Authority in response to or connection with any of the foregoing, any interpretation thereof, any change in such law, directive, pronouncement, guideline, recommendation or interpretation, and any mitigation measures taken by the Company or any of its Subsidiaries or any of their direct or indirect contractors, customers, suppliers, vendors or lessors in response to or in connection with any of the foregoing (including any COVID-19 Measures), or any escalation or worsening thereof;

(iv) the occurrence of any natural or man-made disaster or acts of God;

(v) changes or proposed changes in GAAP or applicable laws, or standards, interpretations or enforcement thereof;

(vi) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index);

(vii) any failure of any Company to meet any projections or forecasts (provided, that this clause (vii) shall not prevent a determination that any change, event, or development underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (provided, further, that any such change, event, or development is not otherwise excluded from determining whether there is a Material Adverse Effect));

(viii) any changes in Laws or other binding directives issued by any Governmental Authority (including any changes in the interpretation of any law or other binding directive issued by any Governmental Authority) that does not disproportionately affect the businesses, assets, liabilities, financial condition, operations (including results of operations) or financial position of the applicable Company as compared to other Persons in such industry,

(ix) the announcement or pendency of the transactions contemplated by this Agreement;

(x) any actions or omissions by Buyer or any of its Affiliates; or

(xi) the taking of any action required by this Agreement and the other agreements contemplated hereby.

(xxx) “MTRK” means Metropolitan Trucking, Inc., a New Jersey corporation.

(yyy) “Net Equipment Amount” means the gross capitalized value of the all tractors and trailers and associated communications, safety, and accessory equipment acquired by the Sellers recorded or recordable on the combined Balance Sheet of the Sellers as capital assets (including for clarity, any such equipment acquired under capital leases and specifically including tractors acquired under the Tractor Purchase Order and excluding assets under operating leases), minus the gross proceeds of all tractors and trailers disposed of by the Sellers and received by the Sellers, in each case between January 1, 2022, and the Closing Date.

(zzz) “Net Working Capital” means Current Assets minus Current Liabilities, as of the Closing Date.

(aaaa) “Net Working Capital Target” means an amount equal to $4,260,187.

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(bbbb) “Open Source Code” will mean free and open source software and includes those components of software which qualify as public domain software or are licensed as shareable freeware or open source software. “Shareable freeware” is copyrighted computer software which is made available to the general public for use free of charge, for an unlimited time, without restrictions on field of used or redistribution. “Open source software” includes software licensed or distributed under a license that, as a condition of use, modification, or distribution of the software: (i) requires that such software or other software distributed with or combined with the software be disclosed or distributed in source code form, licensed for the purpose of making derivative works, or redistributable at no charge, or (ii) otherwise imposes a limitation, restriction, or condition on the right of any Company to use, modify, or distribute all or part of a proprietary software program or to enforce an Intellectual Property right of any Company. Open Source Code includes without limitation software code that is licensed under any license that conforms to the Opens Software Initiative definition of opens source software in effect as of the date of this Agreement, and any versions of the GNU General Public License, GNU Lesser General Public License, Mozilla License, Common Public License, Apache License, BSD License, Artistic License, or Sub Community Source License.

(cccc) “Options” means all options, warrants, or other rights to acquire capital stock or other equity interests of any Company held by any employee, officer, director, manager, Seller, or any other Person pursuant to any employee equity or stock option plan of any Company or pursuant to any agreement with such Company or Seller or any other Person.

(dddd) “Outstanding Escrow Claims” has the meaning set forth in Section 5.04(c).

(eeee) “Overpayment” has the meaning set forth in Section 1.06(g).

(ffff) “Pandemic” means the novel coronavirus (SARS-CoV-2 or COVID-19), any evolutions or mutations thereof and any associated public health emergency, epidemic, pandemic, or outbreak and the pandemic caused by the outbreak of COVID-19 as declared by the World Health Organization on March 11, 2020.

(gggg) “Permitted Liens” means (i) inchoate statutory Liens (not evidenced by any filing) for Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by the Sellers, (ii) mechanic’s, carriers’, workers’, repairers’ and similar inchoate statutory Liens (provided that they are not evidenced by any filing or for which notice of failure to pay has been received) arising or incurred in the ordinary course of business, (iii) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Leased Real Property which are not violated by the current use and operation of the Leased Real Property, (iv) covenants, conditions, restrictions, easements and other similar matters of record affecting the Sellers’ interest in the Leased Real Property, (v) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation, and (vi) those matters identified in Schedule 7.01(gggg).

(hhhh) “Person” means an individual, a partnership, a corporation, a limited liability company, an association or a joint stock company, a trust, a joint venture, an unincorporated organization and a Governmental Authority.

(iiii) “Personal Property” means all of the equipment, tools, vehicles, furniture, leasehold improvements, office equipment, computer hardware, software, plant, converters, spare parts, and other tangible personal property which are owned or leased by the Sellers.

(jjjj) “Plan” has the meaning set forth in Section 3.14(a)(i).

(kkkk) “Proportionate Interest” means each Seller’s proportionate interest in the Sellers, taken together as a whole, as reflected on the Allocation Schedule.

(llll) “Purchase Price” has the meaning set forth in Section 1.06(a).

(mmmm) “Purchased Assets” has the meaning set forth in Section 1.01.

(nnnn) “Real Estate Agreements” has the meaning set forth in Section 1.08(i).

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(oooo) “Real Property Leases” has the meaning set forth in Section 3.08(b).

(pppp) “Reference NWC Schedule” shall mean that schedule of Net Working Capital and Retained Payables Amount as of and for each of the 12 month ends ending on March 31, 2022 that reflects a calculation of Net Working Capital and Retained Payables Amount as if the Closing Date had occurred on March 31, 2022, that shall be used as an example for the Closing Date calculation of Net Working Capital and Retained Payables Amount. Anything to the contrary notwithstanding (including the application of GAAP), (i) the “Reserve for Group Health” accruals shall be as set forth on the Reference NWC Schedule and the amount included in Retained Payables Amount with respect to such line item will be $300,000 regardless of the actual amount as of the Closing Date; and (ii) the line item “Payroll Taxes – CARES Deferral” will be included in the calculation of Net Working Capital but will not have any amount included in Retained Payables Amount with respect to such line item.

(qqqq) “Registered Intellectual Property” has the meaning set forth in Section 3.12(a).

(rrrr) “Release Date” has the meaning set forth in Section 5.04(c).

(ssss) “Restrictive Covenant Agreements” has the meaning set forth in Section 6.04.

(tttt) “Retained Employees” means Joe Mangino, Michael Maiore and employees associated with Metropolitan Logistics Services.

(uuuu) “Retained Payables Amount” means the amount calculated in accordance with the Reference NWC Schedule.

(vvvv) “Section 280G Payment” has the meaning set forth in Section 3.14(g).

(wwww) “Seller” and “Sellers” have the meaning set forth in the Preamble.

(xxxx) “Seller and Mangino Releases” has the meaning set forth in Section 1.08(m).

(yyyy) “Seller Taxes” means the Taxes (and any payments and expenses or other Losses in resolution or settlement thereof) of any Seller or the Sellers. For the avoidance of doubt, “Seller Taxes” shall include without limitation any Taxes for any pre-Closing period that are attributable or owing to states where the Sellers have not filed any tax returns.

(zzzz) “Sellers’ Knowledge” or words of similar import means the actual knowledge of Joe Mangino, Michael Maiore, and Matt Sullivan, after reasonable inquiry.

(aaaaa) “Sellers’ Representative” has the meaning set forth in Section 8.16(a).

(bbbbb) “Software” means all proprietary computer programs designed, created, developed, or modified by any Company, including any and all software implementation of algorithms, models and methodologies (whether in source code, object code or other form), databases, compilations, descriptions, flow-charts and other work product to design, plan, organize and develop any of the foregoing screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons, and icons, and all documentation, including user manuals and other training documentation, related to any of the foregoing.

(ccccc) “Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of such partnership’s, limited liability company’s, association’s or other business entity’s gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, limited liability company, association or other business entity. The term “Subsidiary” will include all Subsidiaries of such Subsidiary. With respect to any Company, “Subsidiary” will include any current or former Subsidiary of such Company.

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(ddddd) “Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by or under the Laws of any Governmental Authority, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge in the nature of taxes of any kind whatsoever, including any interest, penalty or addition thereto; and (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a consolidated group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other person.

(eeeee) “Tax Proceeding” has the meaning set forth in Section  6.01(a).

(fffff) “Tax Returns” means any return, declaration, claim for refund, report, information return or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ggggg) “Technology” means all the software, prototypes, devices, drawings, specifications, lab notebooks, manuals, databases, equipment, files, technical memoranda, invention disclosures, patent application files, research studies, testing data, plans, files, formulas, computer programs, data and information, quality control records and procedures, research and development files containing, embodying or revealing the trade secrets, confidential information, and know-how that constitute Intellectual Property.

(hhhhh) “Third Party Claim” has the meaning set forth in Section 5.05(a).

(iiiii) “Tractor Purchase Order” means the scheduled delivery to the Sellers of forty (40) model year 2023 Freightliner Cascadia tractors.

(jjjjj) “Transaction Documents” means each of this Agreement, the Escrow Agreement, the Real Estate Agreements, the Restrictive Covenant Agreements, the Seller and Mangino Releases, the Key Employment Letters, the Allocation Schedule, the Bill of Sale, the Assignment and Assumption, the Assignment and Assumption of Lease, the Intellectual Property Assignment, the LPOA, the Transition Services Agreement, and each other agreement, certificate, instrument and document referred to herein or therein or delivered pursuant hereto or thereto.

(kkkkk) “Transaction Expenses” means the aggregate fees and expenses incurred by the Sellers and the Sellers’ Representative in connection with the negotiation of this Agreement, the performance of their obligations hereunder, and the consummation of the transactions contemplated hereby to the extent payable by the Companies but unpaid by Sellers as of the Closing Date and whether or not accrued before or after Closing, including, without limitation, (i) all investment banking, financial advisory, legal, accounting, management, consulting and other fees and expenses of third parties, (ii) all fees and expenses allocated to Seller hereafter and in the other Transaction Documents (including Transfer Taxes), and (iii) bonus payments to the Companies’ employees relating to the transactions contemplated under this Agreement and the related employer-side social security, Medicare, unemployment, and other withholding taxes owed as result of such payments (provided that such bonus payments shall be paid by Sellers on the Closing Date and to the extent so paid, not included as Transaction Expenses or in any other part of the Purchase Price calculation). In no event will “Transaction Expenses” be deemed to include (x) any fees and expenses to the extent incurred by Buyer or otherwise relating to Buyer’s or its Affiliates’ financing (including obtaining any consent or waiver relating thereto) for the transactions contemplated hereby or any other liabilities or obligations incurred or arranged by or on behalf of Buyer or its Affiliates in connection with the transactions contemplated hereby, or (y) Current Liabilities to the extent included in the determination of Net Working Capital.

(lllll) “Transfer Taxes” has the meaning set forth in Section 6.01(b).

(mmmmm) “Transition Services Agreement” means the agreement between Mangino, the Sellers and Buyer concerning services to be provided post-Closing.

(nnnnn) “Unaudited Interim Financial Statements” has the meaning set forth in Section 3.04.

(ooooo) “Underpayment” has the meaning set forth in Section 1.06(f).

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(ppppp) “Vendor Contracts” has the meaning set forth in Section 3.11(d).

(qqqqq) “Year-end Financial Statements” has the meaning set forth in Section 3.04.

(rrrrr) “2021 Year-end Balance Sheets” has the meaning set forth in Section 3.04.

(sssss) “2021 Year-end Financial Statements” has the meaning set forth in Section 3.04.

7.02 Other Definitional Matters. All references in this Agreement to Exhibits, Schedules, Articles, Sections and subsections refer to the corresponding Exhibits, Schedules, Articles, Sections and subsections of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections and subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and will be disregarded in construing the intent of the parties hereto. The Schedules to this Agreement are incorporated herein by this reference. The word “including” (in its various forms) means including without limitation. The word “or” is not exclusive and the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole and not to the particular provision in which such words appear. Pronouns in masculine, feminine or neuter genders will be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. For the purposes of the representations and warranties set forth herein, with respect to any violation or alleged violation of any Law, the reference to such Law means such Law as in effect at the time of such violation or alleged violation. References to an agreement, instrument or document means such agreement, instrument or document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement. The Schedules referred to herein will be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Article 8

MISCELLANEOUS

8.01 Press Releases and Announcements. Prior to the Closing, no public release or announcement concerning the transactions contemplated hereby will be issued or made by or on behalf of any party without the prior written consent of the other parties, except that Buyer may make any announcement to the extent advised by counsel is required to comply with the securities Laws and regulations of the NASDAQ Global Market. After the Closing, no Seller nor any of any Sellers’ post-Closing Affiliates will make any public announcement or other communication concerning the transactions contemplated hereby without prior written approval of Buyer.

8.02 Expenses. Each of Sellers and Buyer will pay all of its fees, costs and expenses (including investment bankers’ and attorneys’ fees and expenses) incurred in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby.

8.03 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been delivered (a) when personally delivered, (b) when transmitted via email to the email address set out below if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (c) the day following the day (except, if not a Business Day, then the next Business Day) on which the same has been delivered prepaid to a reputable national overnight air courier service for next day delivery. Notices, demands and communications will be sent to the applicable address set forth below, unless another address has been previously specified in writing:

Notices to Buyer:

Met Express, Inc.

Costar Equipment, Inc.

c/o PAM Transportation Services, Inc.

P.O. Box 188

Tontitown, AR 72770-0188

Attn: Joe Vitiritto, Chief Executive Officer

Email:

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with a copy to (which will not constitute delivery of notice):

Mitchell, Williams, Selig, Gates & Woodyard, PLLC

425 W. Capitol Avenue, Suite 1800

Little Rock, AR 72205

Attn: Courtney Crouch

Email:

Notices to Sellers and the Sellers’ Representative:

Joseph Mangino Jr.

Email:

with a copy to (which will not constitute delivery of notice):

Scudder Law Firm, P.C., L.L.O.

411 S. 13th Street, Suite 200

Lincoln, NE 68508

Attention: Mark Scudder

Email:

8.04 Assignment. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but with it being understood that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any party hereto; provided, however, that Buyer may assign any or all of its rights pursuant to this Agreement and the Escrow Agreement to one or more of its Affiliates, provided, that Buyer will nonetheless remain liable for all of its obligations hereunder and thereunder.

8.05 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Laws, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Upon such a determination, Buyer and the Sellers’ Representative will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

8.06 Construction and Disclosure. Buyer, the Sellers, each Company, and the Sellers’ Representative each acknowledge and agree that they and their respective counsel have reviewed, negotiated and adopted this Agreement as the joint agreement and understanding of the parties hereto, and the language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement or the Schedules is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement or the Schedules in any dispute or controversy between the parties as to whether any obligation, item or matter not described or included in this Agreement or in any Schedule is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or is within or outside of the ordinary course of business for purposes of this Agreement. The information contained in this Agreement and in the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of contract). Disclosure of an item on one Schedule will be deemed disclosure on another Schedule if (i) a cross reference to such other Schedule is made or (ii) it is readily apparent that the disclosed contract, event, fact, circumstance or other matter relates to the representations or warranties covered by such other Schedule. Capitalized terms used in the Schedules and not otherwise defined therein have the meanings given to them in this Agreement. Time is of the essence in the performance of each of the parties’ respective obligations contained herein.

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8.07 Captions. The captions used in this Agreement and descriptions of the Schedules are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no such caption or description had been used in this Agreement.

8.08 Amendment and Waiver. This Agreement may be amended only in a writing executed and delivered by each of Buyer, each Company and the Sellers’ Representative on behalf of the Sellers. Any provision of this Agreement may be waived only in a writing signed by the party against whom such waiver is to be enforced. For the avoidance of doubt, with respect to a waiver by the Sellers, such waiver may be signed by the Sellers’ Representative. No waiver of any provision hereunder or any breach or default hereunder will extend to or affect in any way any other provision or prior or subsequent breach or default.

8.09 Complete Agreement. This Agreement and the other Transaction Documents, together with any other agreements referred to herein or therein and executed and delivered on or after the date hereof in connection herewith or therewith, contain the complete agreement among the parties hereto and supersede any prior understandings, agreements or representations by or between such parties, written or oral, which may have related to the subject matter hereof in any way.

8.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed to be an original, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same instrument.

8.11 Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement will be governed by and construed in accordance with the domestic Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than the State of Delaware.

8.12 JURISDICTION; VENUE; SERVICE OF PROCESS. SUBJECT TO THE PROVISIONS OF SECTION 1.06 AND SECTION 6.01 (WHICH WILL GOVERN ANY DISPUTE ARISING THEREUNDER), THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY ANY PARTY SEEKING RELIEF UNDER OR PURSUANT TO THIS AGREEMENT WILL PROPERLY, BUT NOT EXCLUSIVELY, LIE IN ANY FEDERAL COURT (OR, IF SUCH FEDERAL COURT DOES NOT HAVE JURISDICTION OVER SUCH SUIT, ACTION OR PROCEEDING, IN A STATE COURT) IN THE STATE OF DELAWARE; PROVIDED, THAT THE PARTIES INTEND TO AND HEREBY CONFER JURISDICTION TO ENFORCE THE RIGHTS AND OBLIGATIONS SET FORTH IN THE RESTRICTIVE COVENANT AGREEMENTS UPON THE COURTS OF ANY JURISDICTION WITHIN THE UNITED STATES IN WHICH A BREACH OF SUCH OBLIGATIONS OCCURRED. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT WILL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT.

8.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION WILL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

8.14 No Third Party Beneficiaries. Except for the Buyer Indemnities under 0, no Person other than the parties hereto will have any rights, remedies, or benefits under any provision of this Agreement.

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8.15 Payments Under Agreement. Each party agrees that all amounts required to be paid hereunder will be paid in United States currency and, except as otherwise expressly set forth in this Agreement, without discount, rebate or reduction and subject to no counterclaim or offset (except any withholding required by applicable Laws), on the dates specified herein.

8.16 The Sellers’ Representative.

(a) Each Seller constitutes and appoints Mangino as representative (the “Sellers’ Representative”) and its true and lawful attorney in fact, with full power and authority in its name and on its behalf:

(i) to act on such Seller’s behalf in the absolute and reasonable discretion of the Sellers’ Representative with respect to all matters relating to this Agreement (including, without limitation, actions or inactions in respect of Section 1.06, Section 6.01 and Article 5 hereof) and the other Transaction Documents, and in connection with the activities to be performed on behalf of the Sellers under this Agreement, the Escrow Agreement and the other Transaction Documents, including, without limitation, execution and delivery of the Transaction Documents, with such modifications or changes as the Sellers’ Representative will have consented to; any amendment, supplement, or modification of this Agreement or the other Transaction Documents; and the pursuit, defense, settlement, or waiver of any claim or right arising out of or relating to this Agreement or the other Transaction Documents; and

(ii) in general, to do all things and to perform all acts in the absolute and reasonable discretion of the Sellers’ Representative, including, without limitation, (A) disputing or refraining from disputing any claim made by Buyer or any Buyer Indemnitee under or with respect to any provisions of this Agreement or any other Transaction Document, (B) acting on behalf of the Sellers in any litigation or arbitration or mediation involving this Agreement (including the indemnification and escrow recovery obligations set forth in Article 5) or any other Transaction Document and negotiating and compromising on behalf of each Seller, any dispute that may arise under, and exercising or refraining from exercising any remedies available under the Transaction Documents, (C) executing, on behalf of each Seller, any settlement, release, waiver or other document with respect to such dispute or remedy, (D) executing and delivering all agreements, certificates, receipts, instructions, notices and other instruments contemplated by or deemed advisable to effectuate the provisions of this Section 8.16, and (E) any and all things deemed necessary or desirable in the absolute discretion of the Sellers’ Representative in connection with the exercise of any of the foregoing powers and authorities, including, without limitation, engaging legal counsel, experts, accountants, consultants or other agents or representatives to advise the Sellers’ Representative or act on the Sellers’ Representative ’s behalf in fulfilling its obligations.

(b) This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or by operation of law, whether by the death, incompetency, incapacity, bankruptcy or liquidation of any Seller or by the occurrence of any other event, and will be binding on any successor thereto. Each Seller hereby consents to the taking of any and all actions, the execution of any and all documents and agreements, and the making of any decisions required or permitted to be taken or made by the Sellers’ Representative pursuant to this Section 8.16. Each Seller agrees that the Sellers’ Representative will have no obligation or liability to any Person for any action taken or omitted by the Sellers’ Representative in good faith, and each Seller will indemnify and hold harmless the Sellers’ Representative from, and will pay to the Sellers’ Representative the amount of, or reimburse the Sellers’ Representative for, any loss or expense that the Sellers’ Representative may suffer, sustain, or become subject to as a result of any such action or omission by the Sellers’ Representative under this Agreement or the other Transaction Documents, unless such loss or expense will have been finally adjudicated to have been caused by the willful misconduct or gross negligence of the Sellers’ Representative.

(c) Any decision or action by the Sellers’ Representative hereunder will constitute a decision or action of all of the Sellers and will be final, binding and conclusive upon each Seller, and no Seller will not have the right to object to, dissent from, protest or otherwise contest any such decision or action. Any notices required to be made or delivered to the Sellers hereunder or under any other Transaction Document will be made or delivered to the Sellers’ Representative for the benefit of the applicable Seller and the making or delivering of such notice to the Sellers’ Representative will discharge in full the applicable notice requirement.

(d) Buyer will be entitled to rely exclusively and absolutely upon the communications of the Sellers’ Representative relating to the foregoing as the communications of the Sellers, and upon any document or other paper delivered by the Sellers’ Representative as being authorized by the Sellers, from the date hereof until all obligations and transactions contemplated by and under this Agreement and any other Transaction Document will have been consummated and/or discharged. Buyer will be entitled to rely on the authority of the Sellers’ Representative to act on behalf of all of the Sellers hereunder, and Buyer will not be liable or accountable in any manner to any Seller for any action taken or omitted to be taken by Buyer based on such reliance, or for any act or omission of the Sellers’ Representative in such capacity.

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(e) Mangino and any Person selected to replace Mangino pursuant to this Agreement, may resign as the Sellers’ Representative at any time by delivering prior written notice to Sellers and Buyer. Until all obligations under this Agreement and the other Transaction Documents will have been discharged, the Sellers may, from time to time upon notice to Buyer, appoint a new Sellers' Representative. If, a successor Sellers' Representative will not have been appointed by Sellers within fifteen (15) Business Days after the resignation, removal, or dissolution of the prior Sellers' Representative, Buyer may appoint a Sellers' Representative from among the Sellers and their respective Affiliates to fill any vacancy so created or may petition a court in the applicable jurisdiction to appoint a Sellers' Representative from among the Sellers and their respective Affiliates; provided, in the event Mangino is dissolved, Joe Mangino will automatically be appointed as the Sellers’ Representative. Upon any appointment of a successor Sellers' Representative by Sellers, Sellers will give Buyer prompt written notice (in any event no later than three (3) Business Days following such appointment) of the appointment of the successor Sellers' Representative and the name and contact information for such successor Sellers' Representative.

(f) Notwithstanding the foregoing provisions of this Section 8.16, the Sellers’ Representative will have no authority to act as the attorney, agent, or representative, or to execute any documents, on behalf of any Seller to the extent they relate to any claim by a Buyer Indemnitee for indemnification under Section 5.03.

(g) The Sellers’ Representative acknowledges that it has carefully read and understands this Agreement and hereby accepts the appointment and designation made hereunder.

8.17 Electronic Delivery. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, to the extent delivered by means of a facsimile machine or electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto will re execute original forms hereof or thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument will raise (a) the use of Electronic Delivery to deliver a signature or (b) the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery, as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

8.18 Conflicts of Interest; Privilege. Buyer, for itself and its Affiliates, and its and its Affiliates’ respective successors and assigns, hereby irrevocably and unconditionally acknowledges and agrees that all attorney-client privileged communications between any Seller, any Company or their respective directors, managers, officers, employees, Affiliates, and/or their counsel, including Scudder Law Firm, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or suit arising under or in connection with, this Agreement or any of the transactions contemplated hereby, which, immediately prior to the Closing, would be deemed to be privileged communications of such Seller, Company, their respective Affiliates and/or their counsel, and would not be subject to disclosure to Buyer in connection with any suit relating to a dispute arising under or in connection with this Agreement, the transactions contemplated hereby or otherwise, shall continue after the Closing to be privileged communications with such counsel and neither Buyer nor any of its Affiliates nor any Person purporting to act on behalf of or through Buyer or any of its Affiliates, shall seek to obtain the same by any process on the grounds that the privilege attaching to such communications belongs to Buyer, any Company or any Company’s business.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Asset Purchase Agreement as of the date first written above.

BUYER:

Met Express, Inc.

By: /s/ Allen West

Name: Allen West

Title: CFO, Secretary and Treasurer

Costar Equipment, Inc.

By: /s/ Allen West

Name: Allen West

Title: CFO, Secretary and Treasurer

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SELLERS:

METROPOLITAN TRUCKING, INC.

By: /s/ Joseph Mangino, Jr.

Name: Joseph Mangino, Jr.

Title: President, Secretary, and Treasurer

METROPOLITAN FREIGHT MANAGEMENT, INC.

By: /s/ Joseph Mangino, Jr.

Name: Joseph Mangino, Jr.

Title: President, Secretary, and Treasurer

KIWI LEASING, LLC

By: /s/ Joseph Mangino, Jr.

Name: Joseph Mangino, Jr.

Title: President, Secretary, and Treasurer

HOYA LEASING, LLC

By: /s/ Joseph Mangino, Jr.

Name: Joseph Mangino, Jr.

Title: President, Secretary, and Treasurer

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MANGINO:

MANGINO HOLDING CORP.

By: /s/ Joseph Mangino, Jr.

Name: Joseph Mangino, Jr.

Title: President, Secretary, and Treasurer

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Schedule Index*

Section 1.01(b) – Assigned Contracts

Section 1.01(f) – Additional Equipment and Personal Property

Section 1.02 – Excluded Personal Property

Section 1.03(b) – Assumed Indebtedness

Section 1.08(a) – Seller Consents and Approvals of Third Parties and Governmental Authorities

Section 1.08(h) – Payoff Letters

Section 1.09(a) – Buyer Consents and Approvals of Third Parties and Governmental Authorities

Section 2.02(a) – No Conflicts; Litigation

Section 2.05 – No Affiliate Transactions; No Assets Used in Business

Section 3.01(a) – Organization; Power and Authority; Enforceability

Section 3.02(b) – Authorization; No Conflicts

Section 3.03 – Subsidiaries

Section 3.04(a) – Financial Statements; Undisclosed Liabilities; Internal Controls

Section 3.05 – Undisclosed Liabilities

Section 3.07 – Absence of Certain Developments

Section 3.08(b) – Real Property Leases

Section 3.08(c) – Personal Property Leases

Section 3.08(d) – Real and Personal Properties

Section 3.09(a) – Tractors and Trailer Condition

Section 3.09(b) – Tractor-Trailer Compliance

Sections 3.09(c) – Tractors and Trailers

Section 3.10(a) – Tax Returns

Section 3.10(d) – Tax Claims, Disputes and Liens

Section 3.11(a) – Contracts and Commitments

Section 3.11(c) – Material Customers; Customer Contracts

Section 3.11(d) – Material Vendors; Vendor Contracts

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Section 3.12(a)(i) – Registered Intellectual Property

Section 3.12(a)(ii) – Intellectual Property Licenses or Sublicenses

Section 3.12(a)(iii) – Seller or Affiliate Rights to Company Intellectual Property

Section 3.12(b) – Rights to Intellectual Property

Section 3.12(c) – Ownership Interests in Intellectual Property

Section 3.12(e) – Material Technology

Section 3.12(f) – Software

Section 3.13 – Litigation

Section 3.14(a) – Employee Benefit Plans

Section 3.14(d) – Plans and Benefit Programs; Compliance with Laws

Section 3.14(g) – Section 280G Payments

Section 3.14(i) – COBRA Continuation Coverage

Section 3.15 – Insurance Policies

Section 3.16 – Compliance with Laws

Section 3.17 – Environmental Matters

Section 3.18 – Affiliate Transactions

Section 3.19 – Buyer Brokerage and Expenses

Section 3.21 – Employee Relations

Section 3.22(a) – Segregation of Driver Funds

Section 3.24 – Permits

Section 3.25 – Bank Accounts

Section 3.26 – Loans to Officers, Directors, or Managers

Section 4.04 – No Conflicts of Buyer

Section 7.01(gggg) – Permitted Liens

* The disclosure schedules listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. P.A.M. Transportation Services, Inc. hereby agrees to furnish supplementally a copy of any omitted disclosure schedule to the SEC upon request.

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Exhibit Index**

Exhibit A – Escrow Agreement

Exhibit B – Allocation Schedule

Exhibit C – Bill of Sale

Exhibit D – Assignment and Assumption Agreement

Exhibit E – Intellectual Property Assignment

Exhibit F – Assignment and Assumption of Lease

Exhibit G – Limited Power of Attorney

** The exhibits listed above have been omitted pursuant to Item 601(a)(5) of SEC Regulation S-K. P.A.M. Transportation Services, Inc. hereby agrees to furnish supplementally a copy of any omitted exhibit to the SEC upon request.

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